                                                                 Exhibit 99.7

                                 [VIVENDI LOGO]

                         OPERATING AND FINANCIAL REVIEW

                    AND PROSPECTS FOR THE FIRST QUARTER 2003

                                        &

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                           FOR THE FIRST QUARTER 2003

                               (FRENCH GAAP BASIS)

                                 MARCH 31, 2003
























































                                                               French GAAP basis

A.- OPERATING AND FINANCIAL REVIEW AND PROSPECTS AT MARCH 31, 2003 (UNAUDITED)

1.    FIRST QUARTER 2003 RESULTS

      1.1.  COMMENTS ON VIVENDI UNIVERSAL'S EARNINGS

NET LOSS has been reduced from E 815 million in the first quarter 2002 to E 319 million in the first quarter 2003. The reduction in the net loss has been driven by a significant increase in the OPERATING INCOME of the current businesses(1):

      - The operating income was E 844 million for the first quarter of 2003.

      - On a pro forma basis(2), i.e., excluding Veolia Environnement (formerly named Vivendi Environnement) and the Vivendi Universal Publishing businesses sold in 2002 and 2003, and including Vivendi Universal Entertainment LLLP as if the USA Networks entertainment assets had been acquired as of January 1, 2002, the Q1 2002 operating income was E 607 million.

      -     This 39% improvement has been achieved through:

            o The continued progress at Cegetel and Maroc Telecom (30% and 27% growth of their operating income, respectively);

            o The progress of the turn-around of Canal+ Group which has positive quarterly operating income;

            o The reduction of losses in other cash-draining activities (Internet and Holding & Corporate);

            o And despite temporary declines in Vivendi Universal Entertainment and Vivendi Universal Games and an expected decline in Music.

- On an actual basis, in 2002, operating income was E 894 million, including Veolia Environnement and Vivendi Universal Publishing, and excluding USA Networks entertainment assets.

On a constant currency basis, pro forma operating income growth would have been of 48%.

FINANCIAL NET DEBT(3) at the end of March 2003 of E 15.3 billion was in line with expectations. It compares with financial net debt of approximately E 35 billion (including Veolia Environnement), as of June 30, 2002, and E 12.3 billion on December 31, 2002. As of May 31, 2003, estimated financial net debt was approximately E 14 billion.

The change in financial net debt since the beginning of the year reflects the E 4 billion acquisition of 26% of Cegetel Group on January 23, 2003, as well as the impact of closed divestitures totaling E 726 million in enterprise value, including the divestitures of Express-Expansion-Etudiant (E 200 million), Canal+ Technologies (E 191 million), 32.2 million USA Interactive warrants (E 256 million) and other divestitures (E 79 million). It should be noted that since the end of March, Vivendi Universal has completed transactions worth a total of E 1.7 billion, including the sale of Telepiu (E 871 million), Hungary Telecom (E 325 million), Comareg (E 135 million) and Sithe Asia ($ 47 million or approximately E 40 million). Year to date, Vivendi Universal has signed divestiture transactions worth a total E 2.9 billion in enterprise value (including transactions having an enterprise value of E 435 million that had not closed as of June 25, 2003).

In addition, since March 31, 2003, Vivendi Universal has successfully restructured its debt and lengthened its average maturity by completing a refinancing plan consisting of the placement of E 1.2 billion high-yield notes and the implementation of a three-year secured E 2.5 billion bank facility.

      1.2. COMMENTS ON OPERATING INCOME FOR THE SIX MAIN BUSINESSES:

CEGETEL SFR:

In millions of euros         Q1 2003 Actual        Q1 2002 Actual         % variation
Revenue                           1,781                1,713                  +4%
Operating Income                   465                  359                  +30%



--------

(1) Current businesses are: Cegetel-SFR, Maroc Telecom, Universal Music Group, Vivendi Universal Entertainment, Canal+ Group, Vivendi Universal Games and others including Internet, VTI and Corporate & Headquarters.

(2) The pro forma information illustrates the effect of the acquisition of the entertainment assets of USA Networks, Inc. in May 2002 and the disposition of Vivendi Universal Publishing assets sold in 2002 and 2003, as if these transactions had occurred at the beginning of 2002. It also illustrates the accounting of Veolia Environnement using the equity method at January 1, 2002 instead of December 31, 2002. Additionally, the results of Universal Studio international television networks are reported by Vivendi Universal Entertainment instead of Canal+ Group. This reclassification has no impact on the total result of Vivendi Universal.

(3) French GAAP financial long-term and short-term debt less cash and cash equivalents. Please refer to Note 3 of the unaudited interim financial statements included elsewhere in this report.

                                                               French GAAP basis

CEGETEL-SFR'S OPERATING INCOME GREW 30% TO E 465 MILLION, DUE TO EFFICIENT COST MANAGEMENT, INCLUDING SUBSCRIBER ACQUISITION COSTS.

SFR revenues increased 6% to E 1,559 million and operating income grew 22% to E 473 million. SFR's customer base grew to 13.7 million customers (including SRR, its subsidiary in La Reunion). SFR's market share on total base increased 1.1 percentage points to 35.3% from 34.2% at end March 2002. Data and Services monthly revenues per average customer rose significantly (54%) to E 4.1. In addition to the revenue increase, SFR's efficient cost management, including achievement of a 5% reduction in acquisition costs per gross addition (excluding promotions) in the same period, contributed to its significant increase in profitability.

For Cegetel's fixed telephony services division, operating losses were reduced by 72% (from E 29 million to E 8 million) despite a 6% decline in revenues (from E 237 million to E 222 million) due to the unfavourable impact of a year-end 2002 decrease in voice pricing and unfavourable traffic mix.

MAROC TELECOM:

                            Q1 2003 Actual           Q1 2002 Actual           % variation           % variation at
In millions of euros                                                                              constant currency
--------------------                                                                              -----------------
Revenue                           357                     355                     +1%                    +6%
Operating Income                  138                     109                     +27%                   +32%

MAROC TELECOM OPERATING INCOME EXPERIENCED A STRONG 27% GROWTH TO E 138 MILLION, DUE TO EFFICIENT COST CONTROL.

First quarter 2003 revenues increased by 6% at constant exchange rates. At the end of March, Maroc Telecom had approximately 4,725,000 customers in mobile telephony (a 20% rise year-over-year) and approximately 1,116,000 customers in fixed-line telephony (flat compared with first quarter 2002).

Operating income experienced a strong 27% growth to E 138 million, driving operating margins up by 8 points to 39%, due to lower acquisition costs in the mobile market and to the reduction of other operational costs, including overhead and advertising.

UNIVERSAL MUSIC GROUP:

                            Q1 2003 Actual           Q1 2002 Actual           % variation           % variation at
In millions of euros                                                                              constant currency
--------------------                                                                              -----------------
Revenue                         1,100                    1,364                    -19%                   -9%
Operating Income                 (28)                      27                      NA                     NA

THE MARGIN DECLINE OF UNIVERSAL MUSIC GROUP WAS IN LINE WITH EXPECTATIONS.

The global music market continued to show weakness in the first quarter with an estimated decline of 12%. In this context, Universal Music continued to grow its market share, with strong sales of the debut release by 50 Cent (5.5 million units in the quarter and the best selling release by any company so far this year) and strong carryover sales from 2002 releases by t.A.T.u and the 8 Mile Original SoundTrack featuring Eminem. In the U.S., the music market album unit sales declined 9.9% against the prior year as measured by SoundScan, while UMG increased current album market share by 3.5% to 30.9%. Overall, despite these market share gains, the revenue of Universal Music declined by 9% on a constant currency basis (decline is 19% taking into account exchange rate fluctuations).

UMG reported an operating loss of E 28 million compared to an operating profit of E 27 million in the first quarter of 2002, in line with expectations. The margin impact of lower sales and a higher proportion of low-margin activity was partly offset by a reduction in marketing costs and lower catalogue amortization expenses as a result of the write-down of music catalogues in 2002. Quarter to quarter comparisons are affected by a stronger release schedule during the first quarter of last year. UMG's major album releases for 2003, including albums by Enrique Iglesias, Limp Bizkit, Sting and U2, are scheduled for the second half of the year.

                                                               French GAAP basis

VIVENDI UNIVERSAL ENTERTAINMENT:

                             Q1 2003 Actual        Q1 2002 Actual         % variation         % variation at
In millions of euros                                                                        constant currency
--------------------                                                                        -----------------
Revenue                           1,446                1,375                  +5%                  +28%
Operating Income                   213                  148                  + 44%                 +76%


                             Q1 2003 Actual           Q1 2002             % variation         % variation at
In millions of euros                                Pro Forma (4)                              constant currency
--------------------                                -------------                              -----------------
Revenue                           1,446                1,851                 -22%                  -5%
Operating Income                   213                  276                  -23%                  -6%

ON A PRO FORMA BASIS AT CONSTANT CURRENCY, VUE'S OPERATING INCOME DECLINED 6%, MAINLY DUE TO INCREASED INVESTMENTS IN ORIGINAL PROGRAMMING AND FEWER THEATRICAL RELEASES.

On an actual basis, VUE revenues were up 5% compared to the prior year for the same period and operating income rose 44%. Comparisons with last year are difficult because of the change in the scope of the businesses included within VUE.

On a pro forma basis, which assumes the acquisition of USA Networks occurred on January 1, 2002, and excluding exchange rate fluctuations, VUE's revenues and operating income developed as follows.

Constant currency revenues were down 5% due to lower theatrical realeases at Universal Pictures, a decline in revenues at Universal Parks & Resorts reflecting lower park attendance due to the continued softness in the travel industry and the timing of the spring break in the US in 2003 as well as a decline in revenues at Spencer Gifts due to the soft retail market. These declines were partially offset by improved advertising revenues and affiliate fees at Universal Television.

Constant currency operating income was down 6%. This was primarily due to the television business. This business recorded higher amortization and marketing costs related to increased investment in original programming, which is expected to drive future revenue growth. Operating income at Universal Parks & Resorts declined in line with revenues, but this decline was offset by improved operating income in the film business, due to a lighter releases schedule compared with last year.

Looking ahead, VUE's performance for the remainder of 2003 should be driven by strong theatrical releases such as Bruce Almighty, 2 Fast 2 Furious and The Hulk, as well as the strong pick-up in the cable network's upfront ad market.

CANAL+ GROUP:

                            Q1 2003 Actual           Q1 2002 Actual           % variation           % variation at
In millions of euros                                                                              constant currency
--------------------                                                                              -----------------
Revenue                          1,166                   1,199                    -3%                    -2%
Operating Income                  158                     (68)                     NA                     NA

CANAL+ GROUP'S QUARTERLY OPERATING INCOME IS POSITIVE.

Revenues at Canal+ Group overall were down slightly due to fewer major film releases compared to the prior period resulting in a E 26 million reduction in revenues at StudioCanal. Largely compensating for this decline was an overall increase in revenues at Pay-TV France due to subscriber growth at CanalSatellite, which more than offset reduced advertising revenues and subscriber fees at the premium channel.

Canal+ Group's strong improvement in quarterly operating income was achieved thanks to strong performance from all business units. The group's main business, Pay-TV France, doubled its operating income compared to last year, largely due to the plan initiated in 2002 by the new management to restore profitability. The renegotiation of the Club Europe soccer contract resulted in the reversal of a provision, which offsets the restructuring charges (social plan and planned move of headquarters) recorded in first quarter 2003.

Other business units showed good progresses, including Poland where cost-saving measures resulted in an improvement of E 22 million compared to the same period last year. Finally, Telepiu, the sale of which was completed at end of April, showed positive operating income of E 113 million due primarily to the reversal of a provision for E 129 million.


----------
(4) Pro forma basis as if the USAi entertainment assets had been consolidated from January 1, 2002 and the results of Universal Studio international television networks had been reported by Vivendi Universal Entertainment instead of Canal+ Group.

                                                               French GAAP basis

VIVENDI UNIVERSAL GAMES:

                             Q1 2003 Actual         Q1 2002 Actual           % variation         % variation at
In millions of euros                                                                            constant currency

Revenue                           106                     125                   -15%                   -1%
Operating Income                  (24)                    (1)                    NA                    NA

VIVENDI UNIVERSAL GAMES'S PERFORMANCE SUFFERED A TEMPORARY DECLINE.

This decline was mainly caused by revenue softness, itself related to the decline of the U.S. dollar, and declining markets for both GameCube games and educational software as well as unfavorable timings of R&D and marketing spend. The performance of Vivendi Universal Games for the remainder of 2003 looks very solid with strong product releases including titles such as Hulk, the WarCraft III expansion pack, Half Life 2, and several Lord of the Rings titles.

      1.3. OTHER PROFIT AND LOSS HIGHLIGHTS

FINANCING, NET AND OTHER EXPENSE amounted to E (326) million. This includes:

      - E 180 million in financial expenses representing an average cost of the debt of around 4.5%; and

      - E 146 million of other financial expenses, including E 80 million of foreign exchange losses, E 42 million of net financial provisions, and E 10 million of fees related to the implementation of the refinancing plan of the company.

In addition, financial losses in an amount of E 420 million were offset by the reversal of existing provisions in the same amount resulting in a neutral impact on net income. This includes a loss of E 253 million on the sale of 32.2 million USA Interactive warrants, a loss of E 104 million on put options on Vivendi Universal treasury shares, and a cost of E 63 million representing the Veolia Environnement redeemable bonds (ORA) redemption premium.

EXCEPTIONAL ITEMS amounted to a profit of E 81 million, mainly from a capital gain of E 104 million on the sale of Express-Expansion-Etudiant, and a loss of E 15 million of the sale of Canal+ Technologies.

INCOME TAXES amounted to E 307 million, including E 34 million of taxes on asset sales.

      1.4. COMMENTS ON NET INCOME

The Company's net income reflects the following items :

      -     E 283 million of goodwill amortization;

      -     E 81 million of exceptional profits on asset sales;

      - E 52 million of additional net financial provisions (E 42 million) and fees related to the implementation of the refinancing plan of the Company (E 10 million);

      - E 9 million of impact of these adjustments on the income tax and minority interest.

                                                               French GAAP basis

2.    FINANCIAL SCHEDULES (FRENCH GAAP, UNAUDITED)

      2.1.  REVENUES AND OPERATING INCOME BY BUSINESS SEGMENT


                                                          Three months ended March 31,
                                         ------------------------------------------------------------------
                                                 ACTUAL (1)                          PRO FORMA (2)
                                         ----------------------------       -------------------------------
                                           2003       2002    %Change       2003        2002       % Change
                                           ----       -----   -------       ----        ----       --------
                                           (In millions of euros)              (In millions of euros)
REVENUES

  Cegetel - SFR                           E  1781     E 1713      4%       E 1781      E 1713         4%
  Maroc Telecom                               357        355      1%          357         355         1%
  Universal Music Group                      1100       1364    -19%         1100        1364       -19%
  Vivendi Universal Entertainment            1446       1375      5%         1446        1851       -22%
  Canal+ Group                               1166       1199     -3%         1166        1174        -1%
  Vivendi Universal Games (3)                 106        125    -15%          106         125       -15%
                                          -------     ------   ------       -----      ------       ----
                                             5956       6131     -3%         5956        6582       -10%
  Others (4)                                  276        353    -22%          276         353       -22%
                                          -------     ------   ------       -----      ------       ----
TOTAL VIVENDI UNIVERSAL                   E  6232     E 6484     -4%       E 6232      E 6935       -10%
                                          =======     ======   ======       =====      ======       ====
    (EXCLUDING BUSINESSES SOLD
        IN 2002 &  2003)

Veolia Environnement                            -       7500      na
VUP assets sold during 2002 and 2003 (5)        -        665      na
                                          -------     ------   ------
TOTAL VIVENDI UNIVERSAL                   E  6232    E 14649    -57%
                                          =======     ======   ======
OPERATING INCOME

  Cegetel - SFR                          E    465    E   359     30%       E  465     E   359        30%
  Maroc Telecom                               138        109     27%          138         109        27%
  Universal Music Group                       (28)        27      na          (28)         27         na
  Vivendi Universal Entertainment             213        148     44%          213         276       -23%
  Canal+ Group                                158        (68)      na         158         (57)         na
  Vivendi Universal Games (3)                 (24)        (1)      na         (24)         (1)         na
                                         --------    -------   ------      ------     -------       ----
                                              922        574     61%          922         713        29%

  Holding & Corporate                         (71)       (85)    16%         (71)         (85)        16%
  Others (4)                                   (7)       (21)    67%          (7)         (21)        67%
                                         --------    -------   ------      ------     -------       ----
TOTAL VIVENDI UNIVERSAL                  E    844    E   468     80%       E  844     E   607        39%
                                         ========    =======   ======      ======     =======       ====
(EXCLUDING BUSINESSES SOLD IN 2002 &
2003)

Veolia Environnement                            -        475       na
VUP assets sold during 2002 and 2003 (5)        -        (49)      na
                                         --------    -------   ------
TOTAL VIVENDI UNIVERSAL                  E    844    E   894     -6%
                                         --------    -------   ------


(1) Revenues totals represent actual revenues as published in BALO. In order to present meaningful comparative earnings trends for our major businesses, refer to pro forma revenues.

(2) The pro forma information illustrates the effect of the acquisition of the entertainment assets of USA Networks, Inc., the disposal of VUP assets in 2002 and 2003, as if these transactions had occurred at the beginning of 2002. It also illustrates the accounting of Veolia Environnement using the equity method starting from January 1, 2002. The pro forma information is calculated as a simple sum of the actual results of Vivendi Universal's businesses (excluding businesses sold) with the actual results reported by each of the acquired businesses in each period presented. Additionally, the results of Universal Studios international television networks are reported by Vivendi Universal Entertainment. The pro forma results are not necessarily indicative of the combined results that would have occurred had the transactions actually occurred at the beginning of 2002.

(3) Formerly part of Vivendi Universal Publishing (VUP). Includes Kids Activities e.g. Adi/Adibou in France and JumpStart in the United States.

(4) Principally comprised of Vivendi Telecom International, Internet, Vivendi Valorisation (previously reported in non-core businesses) and VUP assets not sold during 2002 and 2003 (Comareg and publishing activities in Brazil).

(5) Comprised of the Consumer Press Division sold to the Socpresse Group at the beginning of February 2003, VUP assets sold to Investima 10, which is wholly owned by Natexis Banques Populaires in December 2002, Houghton Mifflin sold in December 2002 and VUP's Business to Business and Health divisions sold in June 2002.

                                                               French GAAP basis

      2.2. RECONCILIATION OF ACTUAL REVENUES AND OPERATING INCOME TO PRO FORMA REVENUES AND OPERATING INCOME

Vivendi Universal considers pro forma revenues and operating income to be important indicators of the Company's operating performance. The Company was formed by the merger of Vivendi, Seagram and Canal Plus in December 2000 and, since that date, has made significant acquisitions and divestitures in the reported periods. In addition, it is required under French GAAP to promote comparability, even though it should be noted that this pro forma information is not compliant with Article 11 of the United States Securities and Exchange Commission Regulation S-X. Pro forma revenues and operating income provide useful information to investors because they include comparable operations in each year presented and thus represent meaningful comparative information for assessing earnings trends. Pro forma information is calculated as a simple sum of the actual results of Vivendi Universal's businesses with the actual revenues and operating income reported by each of the acquired or disposed businesses in each year presented and includes no other adjustments. However, it should be noted that the pro forma results are not necessarily indicative of the combined results that would have occurred had the transactions actually occurred at the beginning of 2002. Pro forma revenues and operating income should be considered in addition to, not as a substitute for, the Company's actual revenues and operating income, as well as other measures of financial performance reported in accordance with generally accepted accounting principles.

                                                                               International
Three months ended March 31, 2002                        Actual      USAi       TV Networks      Pro Forma
---------------------------------                        ------      ----       -----------      ---------
                                                                      (In millions of euros)
REVENUES
        Cegetel - SFR                                   E   1713                                E   1713
        Maroc Telecom                                        355                                     355
        Universal Music Group                               1364                                    1364
        Vivendi Universal Entertainment                     1375      451             25            1851
        Canal+ Group                                        1199                     (25)           1174
        Vivendi Universal Games                              125                                     125
                                                        --------    -----         -------       --------
                                                            6131      451              -            6582
        Others                                               353                                     353
                                                        --------    -----         -------       --------
TOTAL VIVENDI UNIVERSAL                                 E   6484    E 451         E    -        E   6935
                                                        ========    =====         =======       ========
(EXCLUDING BUSINESSES SOLD IN 2002 & 2003)

OPERATING INCOME

        Cegetel - SFR                                   E    359                                E    359
        Maroc Telecom                                        109                                     109
        Universal Music Group                                 27                                      27
        Vivendi Universal Entertainment                      148      139            (11)             276
        Canal+ Group                                         (68)                     11             (57)
        Vivendi Universal Games                               (1)                                     (1)
                                                        --------    -----         -------       --------
                                                             574      139              -             713

        Holding & Corporate                                  (85)                                    (85)
        Others                                               (21)                                    (21)
                                                        --------    -----         -------       --------
TOTAL VIVENDI UNIVERSAL                                 E    468    E 139         E    -        E    607
                                                        ========    =====         =======       ========
   (EXCLUDING BUSINESSES SOLD IN 2002 & 2003)


3.    LIQUIDITY UPDATE

At March 31, 2003, after giving pro forma effect to the E 1.2 billion high yield bond offering, the three-year E 2.5 billion bank facility and the repayment of E 2.5 billion outstanding indebtedness (E 1.5 billion drawn, E 1 billion undrawn) with the proceeds of these financings, the funds available to Vivendi Universal were E 2.9 billion, including E 1.4 billion in cash and E 1.5 billion in unused availability under credit facilities. For these purposes, "funds available to Vivendi Universal" means cash in the vivendi Universal cash pooling system that is immediately available to meet Vivendi Universal obligations and undrawn credit facilities, but does not include any funds at Maroc Telecom, Cegetel Group or (in excess of the limitation on net balance of loans with Vivendi Universal) VUE. Vivendi Universal believes that these refinancing transactions have given substantial flexibility in connection with the divestiture program and that proceeds from divestitures will be sufficient to enable Vivendi Universal to meet its obligations. However, there can be no assurance that divestitures will be sufficient to make up the shortfall in available funds during the period of the program or that Vivendi Universal's cash needs will not exceed the current business estimates. Vivendi Universal expects net cash inflow available, before any asset divestitures, to be negative in 2003. Accordingly, Vivendi Universal's ability to meet its obligations will depend upon the success of its divestiture program.

                                                               French GAAP basis

3.1.     MATURITY OF INDEBTEDNESS

The following table provides a summary of the impact of the refinancing transactions undertaken in April and May 2003 on the maturity profile of debt and undrawn facilities of Vivendi Universal through December 31, 2004.

             MATURITY PROFILE - VIVENDI UNIVERSAL (PARENT COMPANY)
                                  (IN BILLIONS)

                            Aggregate                Pro Forma
                            Maturities               Aggregate            Pro Forma
                       Pre-Refinancing Plan          Maturities           Extension
                       --------------------          ----------           ---------
Q2 2003                      E     0,17           E       0,17           E        -

Q3 2003                            1,78(1)                1,51 (1)             0,27
Q4 2003                            1,07                   0,20                 0,87

Q1 2004                            3,48(2)                2,58(2)              0,90
Q2 2004                               -                      -                    -
Q3 2004                            0,15                   0,15                    -
Q4 2004                            0,51                   0,01                 0,50
                             ----------           ------------           ----------
Total maturities Q2          E     7,16           E       4,62           E     2,54
                             ==========           ============           ==========
2003 - Q4 2004


(1) Includes the cash redemption amount of BskyB exchangeable 1% notes issued in July 2000 and maturing on July 5, 2003.

(2) Assumes early redemption, at the option of the bondholders on March 1, 2004, of Vinci exchangeable 1% notes issued in February 2001 with scheduled maturity of March 1, 2006, and includes the cash redemption amount of Vivendi Universal convertible 1.25% bonds issued in January 1999 and maturing on January 1, 2004.

      3.2.  FORWARD LOOKING STATEMENTS

This report includes "forward-looking statements" within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements include statements concerning Vivendi Universal's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to dispositions, acquisitions, working capital and capital requirements, available liquidity, maturity of debt obligations, business trends and other information that is not historical information. In particular, a number of statements in the sections titled "Outlook" and "Liquidity Update" contain forward-looking statements. Forward-looking statements can be identified by context. For example, words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions indicate the presence of forward-looking statements. All forward-looking statements, including, without limitation, management's examination of operating trends, are based upon Vivendi Universal's current expectations and various assumptions. Vivendi Universal's expectations, beliefs, assumptions and projections are expressed in good faith, and we believe there is a reasonable basis for them. There can be no assurance, however, that management's expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause Vivendi Universal's actual results to differ materially from the forward-looking statements contained in this report. These include, among others: general economic and business conditions, particularly a general economic downturn; industry trends; increases in leverage; reduced liquidity; the terms and conditions of asset disposals and the timing thereof; changes in ownership structure; competition; changes in business strategy or development plans; challenges to, or losses or infringements of intellectual property rights; customer preference; technological advancements; political conditions; financial and equity markets; foreign currency exchange rate fluctuations; legal and regulatory requirements and the outcome of legal proceedings and pending investigations; environmental liabilities; natural disasters; and war or acts of terrorism.

      3.3.  DESCRIPTION OF OTHER INDEBTEDNESS

The following is a description of our material outstanding indebtedness as of June 30, 2003. The descriptions set forth below do not purport to be complete and are qualified in their entirely by reference to the agreements which set forth the principal terms and conditions of our credit facilities and other indebtedness.

VUE SECURITIZATION PROGRAM

On March 31, 2003, a special purpose subsidiary of VUE, Universal Film Funding LLC securitized a portion of its film rights based on future video (including DVD and VHS) and television revenues in the United States from part of its existing film library and future theatrical pictures. The aggregate amount of the facility is $ 950 million, of which $ 750 million has been drawn and of

                                                               French GAAP basis
which $ 50 million has been put down as a reserve. As part of the securitization, certain subsidiaries of VUE transferred film assets and certain other related assets to Universal Film Funding, or UFF, and agreed to sell additional similar assets relating to its future theatrical pictures. UFF has issued notes which are currently funded by commercial paper conduits. The notes have received the benefits of a AAA rated insurance contract which guarantees the payment of interest and principal. The assets have been pledged by UFF to secure the credit facility.

The scheduled duration of the facility is 6 years and it will be amortized from 2006 up to 33 1/3% of its amount annually. It bears interest at a fixed rate of 3.085% plus a margin of 1.70% over 80% of its amount and the Commercial Paper rate plus a margin of 1.70% over its remainder. In addition, the undrawn amount is subject to a commitment rate of 1.35%. The securitization facility is subject to financial covenants customary for this type of financing:

- a cash flow ratio (the sum of the aggregate gross receipts related to transferred films to be received on or before March 2012, the amount on deposit in the reserve account to the sum of insurer premiums, estimated interest and fees on notes, the outstanding amount of notes, distribution expenses, sales and servicing agent fees and expenses and outstanding sales and servicing agent advances) calculated monthly for the last 3 months exceeding or being equal to 1.05; the failure to satisfy this ratio for 6 months constitutes an early amortization event.

- an asset coverage ratio computed quarterly (the sum of gross receipts related to transferred films minus home video and licence advances, the amount on deposit in the reserve account, the gross receipts related to films already distributed the issuer has decided to sell, to the sum of insurer premiums, estimated interest and fees on notes, the outstanding amount of notes, distribution expenses, sales and servicing agent fees and expenses and outstanding sales and servicing agent advances) exceeding or being equal to 1.1 from March 31, 2003 throughout and including December 31, 2005, 1.2 from March 31, 2006 through and including December 31, 2007 and 1.3 thereafter. This ratio dropping below 1.05 would constitute an early amortization event.

- the advance rate based upon seasoned ultimate ratios computed monthly (estimated gross receipts in respect of the 5 most recently transferred films (other than certain designated films) to the gross receipts in respect of such transferred films at the time of transfer, this ratio causing an adjustment in the applicable advance rate if the ratio is less than or equal to 1, exceeding or being equal to 55%, against 70% initially; the failure to maintain this rate constituting an early amortization event.

- a VUE consolidated interest coverage ratio (Consolidated EBITDA to consolidated interest expense) exceeding or being equal to 2 for each period of four consecutive quarters ending on or after June 30, 2003 or such more restrictive interest coverage ratio agreed to in another VUE borrowing of at least $ 50 million. If VUE is subject to any higher test in another agreement, this covenant ratio would be adjusted to the other test; the failure to satisfy this test constitutes an early amortization event.

In addition, the issuer shall establish a funded reserve account the amounts of which will be used to pay distribution and fulfilment costs. The coverage requirement has been set initially at $ 50 million provided the 12 month cash coverage ratio (the sum of gross receipts from transferred films to be collected in the next 12 months and the amount in the cash reserve to the sum of the insurer premiums, estimated interests and fees on notes, mandatory principal payments on the notes, distribution expenses, sales and servicing agent fees and expenses and outstanding sales and servicing agent advances) exceeds or is equal to 1.75. It will be increased to $ 60 million if the ratio exceeds or is equal to 1.5 and less than 1.75, to $ 70 million if the ratio exceeds or is equal to
1.25 and less than 1.75 and $ 80 million if the ratio is less than 1.25.

Lastly, the issuer must comply with a borrowing test: the aggregate outstanding amount of notes does not exceed the available facility amount, i.e., an amount equal to the product of the applicable advance rate and the amount equal to the remaining anticipated gross receipts of transferred films minus the amount of any home video and licence advances minus reductions for failure to satisfy an expense coverage ratio which is defined as estimated gross receipts from transferred films minus the outstanding amount of home video and licence advances to estimated distribution expenses relating to these films net of the amount in the reserve account.

HIGH YIELD NOTES

In April 2003, Vivendi Universal issued $ 935 million of senior notes at an offering price of 100% and E 325 million of senior notes at an offering price of 98.746%. The tranche denominated in US dollars bears an interest rate of 9.25% and the tranche denominated in euros bears an interest rate of 9.50%. Interest on the notes will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003. The notes rank pari passu in right of payment with all of Vivendi Universal existing and future unsecured senior indebtedness, effectively junior to the Vivendi Universal secured indebtedness to the extent of the value of the collateral securing such indebtedness and senior to any future subordinated indebtedness.

The notes are scheduled to mature on April 15, 2010. At any time prior to April 15, 2007, Vivendi Universal may redeem all or part of the notes at a redemption price equal to 100% of the principal of the notes plus accrued and unpaid interest and the

                                                               French GAAP basis
applicable make-whole premium. In addition, at any time prior to April 15, 2006, Vivendi Universal may use the net cash proceeds of an equity offering to redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 109.25% of the principal amount plus accrued and unpaid interest, in case of the US dollar denominated notes, and 109.50% of the principal amount plus accrued and unpaid interest, in case of the euro denominated notes. On or after April 15, 2007, Vivendi Universal may redeem all or part of the notes at a redemption price of 104.625% for the US dollar denominated notes and 104.75% for the euro denominated notes in 2007, 102.313% for the US dollar denominated notes and 102.375% for the euro denominated notes in 2008, and 100% for both the US dollar and euro denominated notes thereafter, plus accrued and unpaid interest.

As long as the notes are not rated investment grade, covenants contained in the notes will limit the non-cash consideration received in asset sales until the repayment of notes. The net cash proceeds of such asset sales must be used by Vivendi Universal or its subsidiaries to repay debt, make capital expenditures or purchase assets in a related business within one year of their receipt. If asset sale proceeds are not used for one of these purposes, Vivendi Universal would be required to make an offer to purchase notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, using those proceeds.

In addition, as long as the notes are not rated investment grade, Vivendi Universal and its subsidiaries will be limited in their ability to incur indebtedness in addition to the indebtedness outstanding on the date the notes offering closed, subject to certain limited exceptions. Nevertheless, Vivendi Universal may incur new indebtedness if the fixed charge coverage ratio for the most recent four fiscal quarters is at least 3 to 1, determined on a pro forma basis.

So long as the notes are not rated investment grade, Vivendi Universal may not pay any dividend or make any other payment or distribution on its equity, implement share buy-backs, redeem or retire indebtedness that is subordinated to the notes or make certain investments. Nevertheless, these restrictions are subject to some exceptions, including:

- exceptions based on the consolidated net income earned since the date the notes offering closed;

-     existing contractual obligations;

-     investments in and acquisitions of new subsidiaries;

-     purchases of shares upon the exercise of stock options; and

-     investments in cash or cash equivalents.

Other restrictions customary for this type of financing will continue to apply so long as the notes are not rated investment grade, including:


-     transactions with affiliates must be on arm's-length terms;

- restrictions on the ability of restricted subsidiaries to pay dividends are not permitted;

- mergers are permitted only if the surviving entity will meet a specified fixed charge coverage ratio;

-     Vivendi Universal may not enter into new lines of business; and

- upon a change in control of Vivendi Universal, it must make an offer to purchase the notes at a price of 101% of the principal amount of the notes.

In addition to these limitations and irrespective of whether the notes have achieved an investment grade rating, Vivendi Universal may not, among other things, (i) secure its debt (other than its existing bank debt, project finance indebtedness, debt already secured taken on at the time of acquisition of assets, capital leases subject to some restrictions) without also securing the notes on an equal basis, (ii) enter into certain specified sale and leaseback transactions or (iii) consolidate, merge or sell substantially all of its assets, unless the successor becomes bound by the indenture governing the notes and certain other conditions are satisfied.

The notes contain customary event of default provisions including, among others, provisions relating to non-payment, failure to comply with covenants, cross-default, and certain events of bankruptcy or insolvency.

DUAL CURRENCY CREDIT FACILITY

Vivendi Universal has entered into a E 2.5 billion dual currency term and revolving credit facility (the Dual Currency Credit Facility) dated as of May 13, 2003, among Vivendi Universal, as the borrower and a guarantor, certain of its subsidiaries, as guarantors, the lenders party thereto, and Societe Generale, as facility and security agent.

The facility is comprised of (a) a three-year E 1.5 billion revolving credit facility (Tranche A) at LIBOR or EURIBOR plus an applicable margin that, depending on Vivendi Universal's credit ratings, ranges from 1.00% to 2.75% per annum and (b) a E 1.0 billion term loan (Tranche B) with a 2.75% per annum margin over LIBOR or EURIBOR maturing on the third anniversary of the date of the Dual Currency Credit Facility. Borrowings under the Dual Currency Credit Facility may be made in Euros or U.S. Dollars. Currently, the E 1.0 billion term loan is fully drawn and the E 1.5 billion revolving credit facility is undrawn.

Vivendi Universal is required to pay commitment fees at an annual rate of 40% of the then applicable margin for Tranche A (subject to a cap of 1.00% per annum) and 1.00% per annum for Tranche B, in each case calculated on the undrawn and uncanceled amount of commitments of the applicable Tranche during the availability period. Accrued commitment fees are

                                                               French GAAP basis
payable quarterly in arrear and on the final maturity date of the Dual Currency Credit Facility. Vivendi Universal also pays the facility agent an annual agency fee.

The respective obligations of Vivendi Universal and the guarantors under the Dual Currency Credit Facility rank pari passu with their obligations under the Multicurrency Revolving Credit Facility (described below). The obligations of Vivendi Universal and the guarantors under each of the Dual Currency Credit Facility and the Multicurrency Revolving Credit Facility are secured on a pro rata basis among the respective lenders by a first priority lien on certain assets of Vivendi Universal and the subsidiary guarantors, including (a) capital stock in certain subsidiaries, (b) deposit accounts and (c) 85% of all intercompany loans owed to Vivendi Universal and such subsidiary guarantors. In addition, Vivendi Universal and the subsidiary guarantors have agreed to subordinate their obligations under 85% of their intercompany loans to their obligations under each of the Dual Currency Credit Facility and the Multicurrency Revolving Credit Facility. The security and subordination obligations are suspended six months after Vivendi Universal attains an investment grade rating.

The Dual Currency Credit Facility contains customary negative covenants which place restrictions on, among other things, the incurrence of debt, the incurrence of financial guarantees, the payment of distributions in respect of capital stock, the incurrence of investments, the entrance into leasing arrangements, mergers and acquisitions, disposal of assets and the incurrence of security interests. Furthermore, the Dual Currency Credit Facility places certain limitations on the ability of Vivendi Universal and certain of its subsidiaries to make or incur intra group loans, subject to certain exceptions. Certain of these restrictions are suspended three months after Vivendi Universal attains an investment grade rating (the Release Condition Date).

The Dual Currency Credit Facility also requires Vivendi Universal to observe certain customary affirmative covenants, including, but not limited to, relevant authorizations, maintenance of status, certain bank accounts and insurance, protection of intellectual property rights, payment of taxes, compliance with ERISA reporting requirements, compliance with laws (including environmental laws), provision of financial and other information and notification of defaults. Furthermore, each obligor must ensure that in any three-month period, the aggregate amount of net cash available plus the aggregate undrawn amount under all existing facilities is more than E 100 million.

In addition, Vivendi Universal must maintain various financial ratios, including:

- maximum ratios of net financial debt to cash EBITDA (5.8 as of June 30, 2003, 5.4 as of September 30, 2003, 4.4 as of December 31, 2003, 4.2 as of March 31, 2004, 4 as of June 30, 2004 until and including December 31, 2004, 3.5 as of March 31, 2005 up to and including December 31, 2005, and 3 thereafter);

- minimum ratios of cash EBITDA to net financing costs (2.4 as of June 30, 2003 and September 30, 2003, 2.7 as of December 31, 2003, 2.9 as of March 31, 2004,
3.1 as of June 30, 2004, 3.2 as of September 30, 2004, 3.3 as of December 31, 2004, 3.4 as of March 31, 2005 up to and including December 31, 2005 and 3.5 thereafter); and

- maximum total gross financial debt (E 18 billion as of June 30, 2003, 15.6 as of September 30 and December 31, 2003, 12.8 as of March 31, 2004, 12.5 as of June 30, 2004, 12.3 as of September 30, 2004, 11.3 as of December 31, 2004, 10.3
as of March 31 and June 30, 2005, 10 as of September 30 and December 31, 2005, and 9.2 as of March 31, 2006).

Subject to certain other exceptions, Vivendi Universal has also agreed to procure that the part of the net financial debt incurred by its subsidiaries shall not at any time exceed in the aggregate an amount equal to 30% of the net financial debt.

The Dual Currency Credit Facility allows for voluntary prepayment if Vivendi Universal gives at least three business days' notice, subject to a minimum payment threshold and integral multiple requirements. Such voluntary prepayments will be applied pro rata among the lenders and Vivendi Universal must also prepay/cancel at the same time and in the same amount, the Multicurrency Revolving Credit Facility.

Provided that Vivendi Universal gives at least three business days' notice, it may, without penalty or indemnity obligations, cancel the unutilized portions of the total commitments in whole or in part, subject to a minimum repayment threshold and integral multiple requirements. Such voluntary cancellations will be applied pro rata among the commitments under each Tranche, subject to certain exceptions, and among each lender's commitment in the relevant Tranches and Vivendi Universal must also prepay/cancel at the same time and in the same amount, the Multicurrency Revolving Credit Facility.

Subject to certain exceptions, the Dual Currency Credit Facility is subject to, prior to the Release Condition Date, mandatory prepayment with certain proceeds, including but not limited to, 33% of net debt issue proceeds, 50% of net dividend proceeds, 16 2/3% of net equity issue proceeds and 16 2/3% of certain net asset disposal proceeds (other than the disposal of Veolia Environnement shares (of which 50% is prepaid), and the disposal of Cegetel and SIT (of which 25% is prepaid). In addition, the Dual Currency Credit Facility is subject to, regardless of Vivendi Universal's rating, mandatory prepayment upon (a) Vivendi Universal's failure to comply with the specified financial ratios or (b) the occurrence of a change of control.


                                                               French GAAP basis

The Dual Currency Credit Facility contains customary event of default provisions including, but not limited to, non-payment, misrepresentation under the loan documents, breach of other obligations, cross-default, breach of covenants, insolvency, material adverse changes, certain material ERISA events and cessation of business.

MULTICURRENCY REVOLVING CREDIT FACILITY

Vivendi Universal has entered into a E 3 billion multicurrency revolving credit facility (Multicurrency Revolving Credit Facility) dated March 15, 2002, as amended on February 6, 2003, and as further amended and restated on May 13, 2003, among Vivendi Universal, as a borrower and the obligors' agent certain of its subsidiaries, as guarantors, the lenders party thereto and Societe Generale, as facility agent. Currently, E 2.3 billion of the Multicurrency Revolving Credit Facility is drawn.

Borrowings under the Multicurrency Revolving Credit Facility that are denominated in Euros bear interest at EURIBOR plus a margin of 1.50% per annum, which margin will be reduced to 1.00% per annum upon the occurrence of certain events. Borrowings under the Multicurrency Revolving Credit Facility that are denominated in any permissible currency other than Euros bear interest at LIBOR plus a margin of 1.50% per annum, which margin will be reduced to 1.00% per annum upon the occurrence of certain events. The Multicurrency Revolving Credit Facility matures on March 15, 2007.

Vivendi Universal is required to pay commitment fees at an annual rate of 50% percent of the then applicable margin on the undrawn, uncanceled amount of each bank's commitment until the final maturity date of the Multicurrency Revolving Credit Facility. Accrued commitment fees are payable quarterly in arrear and on the final maturity date of the Multicurrency Revolving Credit Facility. We also are required to pay an utilization fee at a rate of 0.05% per annum on the aggregate amount of all loans then outstanding for each day the aggregate amount of all loans then outstanding exceeds 50% of the then total commitments under the Multicurrency Revolving Credit Facility. In addition, Vivendi Universal has agreed to pay certain fees to those banks that consented to certain waivers and consents under the Multicurrency Revolving Credit Facility. The amount of any such fee is computed at a rate of 0.20% per annum on the consenting bank's commitment or, if greater, its participation in the loans on the applicable waiver fee date. We also pay the facility agent an annual agency fee.

The respective obligations of Vivendi Universal and the guarantors under the Multicurrency Revolving Credit Facility rank pari passu with their obligations under the Dual Currency Credit Facility. The obligations of Vivendi Universal and the guarantors under each of the Dual Currency Credit Facility and the Multicurrency Revolving Credit Facility are secured on a pro rata basis among the respective lenders as described above under the description of the Dual Currency Credit Facility.

The Multicurrency Revolving Credit Facility contains customary negative covenants which place restrictions on, among other things, the incurrence of certain security interests, disposal of assets and mergers or similar transactions. Furthermore, the Multicurrency Revolving Credit Facility places restrictions that prevent Vivendi Universal from making any substantial change to the general nature and scope of its business and its subsidiaries from that conducted on May 13, 2003.

The Multicurrency Revolving Credit Facility also requires Vivendi Universal and the subsidiary guarantors to observe certain customary affirmative covenants, including, but not limited to, relevant authorizations, maintenance of insurance, compliance with environmental laws and notification of defaults. Vivendi Universal is also required to provide financial and other information to the facility agent. In addition, Vivendi Universal must maintain various financial ratios, including:

- maximum ratios of net financial debt to cash EBITDA (as described above under the description of the Dual Currency Credit Facility);

- minimum ratios of cash EBITDA to net financing costs (as described above under the description of the Dual Currency Credit Facility) and

- maximum total gross financial debt (as described above under the description of the Dual Currency Credit Facility with the following additional ratios: E 9.2 billion as of June 30, 2006, and E 9.0 billion as of September 30 and December 31, 2006).

Subject to certain other exceptions, Vivendi Universal has also agreed to procure that the part of the net financial debt incurred by its subsidiaries shall not at any time exceed in the aggregate an amount equal to 30% of the net financial debt.

Any borrower under the Multicurrency Revolving Credit Facility may voluntarily prepay any loan made to it in whole or in part if the applicable borrower gives at least ten days' notice, subject to a minimum payment threshold and integral multiple requirements. Provided the applicable borrower gives at least ten days' notice, it may, without penalty or obligation to indemnify, cancel the unutilized portions of the total commitments in whole or in part, subject to a minimum threshold and integral multiple requirements; subject in the case of a voluntary prepayment/cancellation, that at the same time and in the same amount, a prepayment/cancellation is made under the Dual Currency Credit Facility.

Subject to certain exceptions, the Multicurrency Credit Facility is subject to, prior to the Release Condition Date, mandatory prepayment with certain proceeds, including but not limited to, 50% of net dividend proceeds, 16 2/3% of net equity issue

                                                               French GAAP basis
proceeds and 16 2/3% of certain net asset disposal proceeds (other than the disposal of Veolia Environnement shares (of which 50% is required to be prepaid), and the disposal of Cegetel and SIT (of which 25% is required to be prepaid)).

In addition, subject to certain conditions, the Multicurrency Revolving Credit Facility is subject to, regardless of Vivendi Universal's rating, mandatory prepayment upon (a) Vivendi Universal's failure to comply with the specified financial ratios; or (b) the occurrence of a change of control.

The Multicurrency Revolving Credit Facility contains customary event of default provisions including, but not limited to, provisions relating to nonpayment, misrepresentation and breach of other obligations under the loan documents, cross-default, insolvency and insolvency proceedings, material adverse changes, cessation of business and unlawfulness.

SOCIETE D'INVESTISSEMENT POUR LA TELEPHONIE FACILITY

Vivendi Universal has entered into a E 1.3 billion facility (the Acquisition Facility) dated December 6, 2002, among Societe d'Investissement pour la Telephonie S.A. (SIT), as the borrower, Vivendi Universal, a syndicate of lenders, Credit Lyonnais, as agent, and The Royal Bank of Scotland, as security trustee. The Acquisition Facility was entered into by SIT to finance the purchase by SIT of 26% of the share capital of Cegetel Group.

As of March 31, 2003, the outstanding amount of the loan under the Acquisition Facility is E 1.3 billion. The maturity date of the loan is June 30, 2004. SIT may request an extension of the maturity date to June 30, 2010, by providing notice prior to June 1, 2004. If SIT requests such an extension, the loan will be repaid in periodic installments over the term of the loan until the final installment on June 30, 2010. There is a repayment of E 190 million which must be made on June 30, 2003.

Borrowings under the Acquisition Facility bear interest at EURIBOR plus a margin of 4.00%, subject to certain adjustments.

The Acquisition Facility contains certain negative covenants which restrict or limit the ability of SIT and Cegetel Group and its subsidiaries to, among other things, create certain liens, dispose of certain assets, incur certain indebtedness, declare or pay certain dividends or distributions and pay certain management, advisory or other fees. In addition, SIT and Cegetel Group are required to maintain various financial ratios, including:

- minimum Cegetel Group EBITDA (at least E 2.1 billion computed on a 12 month period at March 31, 2003, increasing each quarter up to E 2.6 billion at 30 June 2004. If the extension option is exercised, the ratio to be satisfied will be E 2.7 billion at September 30, 2004, E 2.8 billion at December 31, 2004 until December 31, 2006; E 2.85 billion at March 31, 2007, then increasing each quarter to E 3.15 billion at December 31, 2008, through December 31, 2009; and E 3.2 billion until June 30, 2010);

- maximum ratios of Cegetel Group total net debt to Cegetel Group EBITDA (not to exceed 0.75 at June 30, 2003, decreasing each quarter to 0.4 at March 31, 2004 and increasing at June 30, 2004 to 0.7. If the extension option is exercised, the ratio to be satisfied will vary between 0.5 and
      0.3 until June 30, 2010); and

- minimum ratios of Cegetel Group cash flow to the total funding costs of SIT (at least 1.6 at June 30, 2003, increasing each quarter up to 1.8 at March 31, 2004 and June 30, 2004. If the extension option is exercised, then the ratio to be satisfied will vary between 1.6 and 2.0 until June 30, 2010).

SIT may, on not less than five business days' notice, cancel all or part of the undrawn part of the Acquisition Facility or prepay all of part of the outstanding loan, in each case subject to certain minimum requirements. The Acquisition Facility also provides for mandatory prepayment upon, among other things:

-     Vivendi Universal ceasing to own the entire issued share capital of SIT;

- SIT disposing of all or any of the Cegetel Group shares acquired by it in the transaction financed by loans made under the Acquisition Facility;

- Vivendi Universal or its subsidiaries disposing of all or any Cegetel Group shares owned by any of them as of the date of the acquisition agreement, subject to certain exceptions; and

- Cegetel Group disposing of any shares held by it in Societe Francaise du Radiotelephone or any of its material subsidiaries.

The Acquisition Facility also requires, subject to certain exceptions, mandatory repayment of the loan from the net proceeds of new equity share capital issued by SIT and certain dividends or distributions from Cegetel Group received by SIT.

The Acquisition Facility contains customary event of default provisions, including provisions relating to nonpayment, misrepresentation, insolvency, unlawfulness, cessation of business and material adverse change.

                                                               French GAAP basis

$ 920 MILLION VUE LOAN AGREEMENT

On June 24, 2003, Vivendi Universal Entertainment LLLP entered into a $ 920 million loan agreement with Bank of America, N.A. and JPMorgan Chase Bank, as co-administrative agents, the lenders party thereto, Barclays Bank PLC, as syndication agent, and JPMorgan Chase Bank, as collateral agent and as paying agent (the VUE Loan Agreement). The full amount of the facility was drawn at closing and the proceeds have been used to repay the remaining outstanding portion of the Amended and Restated $1.62 billion loan dated November 25, 2002.

Borrowings under the VUE Loan Agreement are denominated in U.S. Dollars and bear interest at either LIBOR plus a margin of 2.75% or ABR plus a margin of 1.75%. The loan will mature in 16 consecutive quarterly installments commencing on September 30, 2004, each of which shall be equal to, in the case of the first 12 installments, 0.25% of the loan principal and, in the case of each of the last four installments, 24.25% of the loan principal.

Certain of VUE's subsidiaries guarantee VUE's obligations under the VUE Loan Agreement. VUE's obligations as borrower and the guarantors' obligations are secured by a first priority lien on the assets of VUE and the guarantors, and portions of the collateral may be released in certain transactions and circumstances. In addition, Vivendi Universal and certain of its subsidiaries have agreed to the subordination of inter-company indebtedness owing to them by VUE and the guarantors.

The VUE Loan Agreement contains negative covenants that restrict the ability of VUE and certain of its subsidiaries to engage in certain activities, including, but not limited to:

- limitations on creating or permitting to subsist certain security interests on their assets;

-     limitations on disposals of assets;

- limitations on the incurrence of indebtedness (including financial guarantees);

-     limitations on investment while an event of default is continuing;

- limitations on restricted payments (unless the loans are rated investment grade), such as limitations on the payment of dividends or distributions of other amounts in respect of equity interests, as well as limitations on investments in, purchases of or other payments in respect of Vivendi Universal entities;

- limitations on transactions with affiliates, sale and leaseback transactions, swap agreements, changes in fiscal periods, negative pledges, restrictions on subsidiary distributions, and permitted lines of business; and

- limitations on fundamental changes, including mergers, consolidations, and amalgamations.

In addition, VUE must maintain certain financial ratios at all times, namely:

- a maximum leverage ratio (consolidated indebtedness (defined to exclude certain items) to consolidated EBITDA for the period of four consecutive fiscal quarters) of 3.25 to 1.0 if the loans are not investment grade, or
      3.75 to 1.0 if investment grade;

- a maximum cash leverage ratio on or after December 31, 2003 (leverage ratio adjusted by substituting cash EBITDA for consolidated EBITDA) of 3.5 to 1.0 if the loans are not investment grade, or 4.0 to 1.0 if investment grade;

- a maximum senior leverage ratio (leverage ratio adjusted by excluding from consolidated indebtedness any unsecured or subordinated indebtedness) of
      3.0 to 1.0 if the loans are not investment grade, or 3.5 to 1.0 if investment grade;

- a minimum coverage ratio (consolidated EBITDA to consolidated interest expense for any period of four consecutive fiscal quarters) of 3.5 to 1.0 if loans are not investment grade, or 3.0 to 1.0 if investment grade; and

-     a minimum ratio of cash EBITDA to consolidated fixed charges of 1.25 to
      1.0 for any period of four consecutive fiscal quarters ending on or after December 31, 2003.

Unless the loans under the VUE Loan Agreement are rated investment grade, the VUE Loan Agreement (a) places limitations on the ability of VUE and its subsidiaries to make loans, advances or pay dividends to Vivendi Universal and certain of its subsidiaries that are not VUE or subsidiaries of VUE, (b) limits the net balance of loans between VUE and Vivendi Universal and its subsidiaries to an aggregate of $ 600 million (subject to an increase to $ 700 million if the leverage ratio has been reduced to 3.0 to 1.0) and (c) prohibits VUE from distributing the net proceeds from the disposal of certain assets unless the indebtedness associated with such assets has been retired or defeased, the cash leverage ratio is below a certain level and the loan is rated no less than BB and Ba2 by S&P and Moody's, respectively, in each case with a stable outlook. The VUE Loan Agreement does not restrict the distribution of cash from operations if the cash leverage ratio is less than 2.5 to 1.0.

The VUE Loan Agreement also requires VUE and certain of its subsidiaries to observe certain affirmative covenants, including, but not limited to, relevant authorizations, maintenance of property and insurance, compliance with laws and obligations, provision of financial and other information, maintenance of the separateness of Vivendi Universal entities and VUE entities in respect of funds, accounts, records and corporate formalities, maintenance and contributions of collateral, interest rate protection and notification of defaults.

VUE may voluntarily prepay loans under the VUE Loan Agreement in whole or in part if it gives at least three business days' notice, subject to a minimum payment threshold and integral multiple requirements. Subject to certain conditions, VUE must

                                                               French GAAP basis
prepay the loans (or, in some cases, cash collateralize its obligations) under the VUE Loan Agreement with the proceeds of certain issuances of indebtedness, asset sales, issuances of equity interests and recovery events.

The VUE Loan Agreement contains customary default provisions relating to nonpayment, misrepresentation, breach of obligations under the loan documents, change in control, insolvency, liquidation, ineffectiveness of the security or guarantees, ERISA events, default of Vivendi Universal or its material subsidiaries and adverse judgments.

                                                               French GAAP basis

B-CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 2003 (UNAUDITED)

                        CONSOLIDATED STATEMENT OF INCOME
                            (FRENCH GAAP, UNAUDITED)

                                                                                             Year ended
                                                             Three months ended March 31,    December 31,
                                                                2003            2002            2002
                                                             ----------      -----------     -----------
                                                          (In millions of euros, except per share amounts)
REVENUES                                                     E     6232      E     14649     E     58150
Cost of revenues                                                  (3631)          (10384)         (40574)
Selling, general and administrative expenses                      (1878)           (3392)         (12937)
Other operating expenses, net                                        121              21            (851)
                                                             ----------      -----------     -----------
OPERATING INCOME                                                     844              894            3788
Financing expenses                                                 (180)            (355)          (1333)
Financial provisions                                                 378            (267)          (2895)
Other expense                                                      (524)             (57)           (514)
                                                             ----------      -----------     -----------
FINANCING, NET AND OTHER EXPENSE                                   (326)            (679)          (4742)
INCOME (LOSS) BEFORE EXCEPTIONAL ITEMS, INCOME TAXES,
GOODWILL AMORTIZATION, EQUITY INTEREST AND MINORITY                  518              215           (954)
INTEREST
Exceptional items, net                                                81             (50)            1049
Income tax expense                                                 (307)            (262)          (2556)
                                                             ----------      -----------     -----------
INCOME (LOSS) BEFORE GOODWILL AMORTIZATION, EQUITY
INTEREST AND
MINORITY INTEREST                                                    292             (97)          (2461)
Equity in earnings of disposed businesses                (1)           7                -              17
Equity in losses of unconsolidated companies                        (79)            (146)           (294)
Goodwill amortization                                              (283)            (317)          (1277)
Goodwill impairment                                                    -                -         (18442)
                                                             ----------      -----------     -----------
LOSS BEFORE MINORITY INTEREST                                       (63)            (560)         (22457)
Minority interest                                                  (256)            (255)           (844)
                                                             ----------      -----------     -----------
NET LOSS                                                     E     (319)      E     (815)     E   (23301)
                                                             ==========       ==========      ==========
LOSS PER BASIC SHARE                                         E    (0,30)      E    (0,78)     E   (21,43)
                                                             ==========       ==========      ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS)  (2)    1070,1           1050,8          1087,4

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

(1)   The Consumer Press Division was sold in February 2003.
(2)   Excluding treasury shares recorded as a reduction of shareholders' equity.

                                                               French GAAP basis

                           CONSOLIDATED BALANCE SHEET
                            (FRENCH GAAP, UNAUDITED)

                                                            Note   March 31,   December 31,
                                                                     2003         2002
                                                                 -----------   -----------
                                                                  (In millions of euros)
ASSETS
Goodwill, net                                                 2  E     22496   E     20062
Other intangible assets, net                                           14434         14706
Property, plant and equipment, net                                      7258          7686
Investments accounted for using the equity method                       1740          1903
Other investments                                                       3936          4138
                                                                 -----------   -----------
TOTAL LONG-TERM ASSETS                                                 49864         48495
                                                                 -----------   -----------

Inventories and work-in-progress                                        1182          1310
Accounts receivable                                                     8797          9892
Deferred tax assets                                                     1514          1613
Short-term loans receivable                                              520           640
Cash and cash equivalents                                     3         3443          7295
Other marketable securities                                               11            88
                                                                 -----------   -----------
TOTAL CURRENT ASSETS                                                   15467         20838
                                                                 -----------   -----------
TOTAL ASSETS                                                     E     65331   E     69333
                                                                 ===========   ===========
LIABILITIES SHAREHOLDERS' EQUITY

Share capital                                                    E      5739   E      5877
Additional paid-in capital                                             29525         27687
Retained earnings                                                     (22079)       (19544)
                                                                 -----------   -----------
TOTAL SHAREHOLDERS' EQUITY                                             13185         14020
Minority interest                                             4         5029          5497
Other equity                                                            1000          1000
Deferred income                                                          570           579
Provisions and allowances                                               3041          3581
Long-term debt                                                3         7647         10455
Other non-current liabilities and accrued expenses                      3702          3894
                                                                 -----------   -----------
                                                                       34174         39026
                                                                 -----------   -----------

Accounts payable                                                       12315         13273
Deferred taxes                                                          7740          7857
Bank overdrafts and other short-term borrowings               3        11102          9177
                                                                 -----------   -----------
TOTAL CURRENT LIABILITIES                                              31157         30307
                                                                 -----------   -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       E     65331   E     69333
                                                                 ===========   ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.


                                                               French GAAP basis

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (FRENCH GAAP, UNAUDITED)

                                                                                                   Year ended
                                                                  Three months ended March 31,     December 31,
                                                                   2003 (1)            2002            2002
                                                                  ----------        ----------      -----------
                                                                              (In millions of euros)
CASH FLOW FROM OPERATING ACTIVITIES:
 Net loss                                                         E     (319)       E     (815)     E    (23301)
 Reversal of equity in earnings of disposed businesses                    (7)                               (17)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation and amortization                                        811              1365            24040
    Financial provisions                                               (378)               267             2895
    Gain on sale of property and equipment and financial
      assets, net                                                        (62)                7            (1748)
    Undistributed earnings from affiliates, net                           81               301              473
    Deferred taxes                                                        26                28             1608
    Minority interest                                                    256               255              844
    Changes in assets and liabilities, net of effect of
      acquisitions and dispositions                                      357               307             (124)
                                                                  ----------        ----------      -----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                              765              1715             4670
CASH FLOW FROM INVESTING ACTIVITIES:
 Purchase of property, plant, equipment and other                       (236)             (926)           (4134)
 Proceeds from sale of property, plant, equipment and other                9                38              158
 Purchase of investments (2)                                           (4169)            (2241)           (4792)
 Sale of investments (2)                                                 697               110            10987
 Sale (Purchase) of portfolio investments                                  -                 -                -
 Net decrease (increase) in financial receivables                         75               117            (2027)
 Purchase of treasury shares held as marketable securities                 -                 -                -
 Sales (purchases) of other marketable securities                         64              (12)              213
                                                                  ----------        ----------      -----------
  NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                 (3560)            (2914)             405
CASH FLOW FROM FINANCING ACTIVITIES:
 Net increase (decrease) in short-term borrowings                      (1968)            (4096)           (5991)
 Notes mandatorily redeemable for new shares of Vivendi Universal          -                 -              767
 Proceeds from issuance of borrowings and other
  long-term debt                                                        2428              3516             2748
 Principal payment on borrowings and other long-term liabilities       (1800)            (2630)           (1854)
 Net proceeds from issuance of common shares                              83                95             1622
 Sales (purchases) of treasury shares (3)                              (103)             2 969             1973
 Cash dividends paid                                                    (16)               (8)            (1300)
 Cash payment to USA Interactive                                           -                 -            (1757)
                                                                  ----------        ----------      -----------
 NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                  (1376)             (154)           (3792)
Effect of foreign currency exchange rate changes on cash
and cash equivalents                                                     318                 7             1287
                                                                  ----------        ----------      -----------
CHANGE IN CASH AND CASH EQUIVALENTS                               E    (3853)       E    (1346)      E     2570
                                                                  ==========        ==========      ===========
CASH AND CASH EQUIVALENTS:
                                                                  ----------        ----------      -----------
 Beginning                                                        E     7295        E     4725      E      4725
                                                                  ==========        ==========      ===========
 Ending                                                           E     3443        E     3379      E      7295
                                                                  ==========        ==========      ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

(1) Includes 100% of Cegetel Group, Maroc Telecom and Vivendi Universal Entertainment which are controlled by Vivendi Universal with a 70% (since January 23, 2003), 35% and 86% interest respectively as at March 31, 2003.

(2) Includes net cash from acquired and disposed companies. As at March 31, 2003, the impact on net debt of these transactions is shown in Note 3.

(3) Including impact of settlement of put options on treasury shares (E 104) million as of March 31, 2003.

                                                               French GAAP basis

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                            (FRENCH GAAP, UNAUDITED)

                                                                                Additional                   Net
                                                           Common shares         Paid-in      Retained      Income     Shareholders'
                                                        Number      Amount       Capital      Earnings      (Loss)        Equity
                                                       ---------   ---------    ---------    ---------     ---------     ---------
                                                      (Thousands)                     (In millions of euros)

BALANCE AT DECEMBER 31, 2001                             1085828        5972        28837        15536        (13597)        36748
Net loss for the year 2002                                     -           -            -            -        (23301)       (23301)
Foreign currency translation adjustment                        -           -            -        (3615)            -         (3615)
Appropriation of net income                                    -           -            -       (13597)        13597             -
Dividends paid, E 1 per share                                  -           -         (890)        (421)            -         (1311)
Goodwill from business combination reversed                    -           -            -         1001             -          1001
Conversion of ex-Seagram exchangeables                     11463          63          848         (887)            -            24
Conversion of ex-Seagram stock options                      1239           7           92            -             -            99
Conversion of bonds, warrants, stock options and
issuances under the employee stock purchase plan            1396           8           48            -             -            56
Common shares cancelled (treasury shares)                 (31367)       (173)       (1248)           -             -         (1421)
Treasury shares allocation                                     -           -            -         5907             -          5907
Release of revaluation surplus and other                       -           -            -         (167)            -          (167)
                                                       ---------   ---------    ---------    ---------     ---------     ---------
BALANCE AT DECEMBER 31, 2002                             1068559        5877        27687         3757        (23301)        14020
                                                       ---------   ---------    ---------    ---------     ---------     ---------
Net loss                                                       -           -            -            -          (319)         (319)
Foreign currency translation adjustment                        -           -            -         (542)            -          (542)
Appropriation of net income                                    -           -            -       (23301)        23301             -
Goodwill from business combination reversed                    -           -            -            -             -             -
Conversion of ex-Seagram exchangeables                        99           1            7           (8)            -             -
Conversion of ex-Seagram stock options                         1           -            -            -             -             -
Conversion of bonds, warrants, stock options and
issuances under the employee stock purchase plan            2402          13           12            -             -            25
Common shares cancelled (treasury shares)                   (452)         (2)          (7)           -             -            (9)
Treasury shares allocation                                     -           -            -            10            -            10
Reclassification                                               -           -            -             -            -             -
Release of revaluation surplus and other                       -           -            -             -            -             -
                                                       ---------   ---------    ---------     ---------    ---------     ---------
BALANCE AT MARCH 31, 2003                                1070609        5889       27699         (20084)        (319)        13185
                                                       =========   =========    =========    ==========    =========     =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                                               French GAAP basis

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The first quarter consolidated financial statements of Vivendi Universal have been prepared in accordance with the generally accepted accounting principles issued by the "Comite de la Reglementation Comptable" and according to the recommendations of the "Conseil National de la Comptabilite" with respect to interim financial statements.

The accounting policies applied for the consolidated financial statements as at March 31, 2003 are the same as those used for the consolidated financial statements as at December 31, 2002. Taxes for the first quarter of 2003 have been calculated on the basis of the estimated, effective, annual tax rate applied to the pre-tax, first quarter results adjusted for any items subjected to a lower tax rate. However, where a lower tax rate is applicable, the current rate has been used for the calculation. Employee bonuses and pension plan commitments have been included in the first quarter accounts at 25% of the estimated actual cost for 2003.

The first quarter consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Vivendi Universal for the year ended December 31, 2002, as published in the 2002 "Document de Reference" (annual report) that was registered under number R.03-072 with the "Commission des Operations de Bourse" on May 7, 2003.

The Company, under previous management announced that it intended to fully adopt US GAAP reporting standards beginning in 2002 as supplemental financial information for investors. Following the change in senior management in July 2002, it was decided that Vivendi Universal, as a French Company, would prospectively only report its primary financial statements in French GAAP with a reconciliation to US GAAP. The Company however, also publishes selected US GAAP financial information as required under certain of its debt agreements, (please refer to Note 8).

NOTE 2   GOODWILL

2.1 CHANGES IN GOODWILL

                                                           Accumulated        Goodwill,
                                               Goodwill    Amortization          Net
                                              ----------    ----------        ---------
                                                       (In millions of euros)
BALANCE AT DECEMBER 31, 2002                  E    51750    E   (31688)       E   20062
Acquisition of 26 % interest in Cegetel             3192             -             3192
Group
Other changes in consolidation scope               (2920)         2629             (291)
Amortization                                           -          (283)            (283)
Foreign currency translation adjustments            (694)          232             (462)
Other                                               (229)          507              278
                                              ----------    ----------        ---------
BALANCE AT MARCH 31, 2003                     E    51099    E   (28603)       E   22496
                                              ==========    ==========        =========

2.2 ACQUISITION OF AN ADDITIONAL INVESTMENT INTEREST IN CEGETEL

On January 23rd, 2003, Vivendi Universal purchased BT Group's 26% interest in Cegetel Group for E 4 billion in order to obtain a 70% interest in the French telecommunications operator.

The acquisition of this participation from BT Group was realized through the Societe d'Investissements pour la Telephonie (SIT), as follows:

      a. SIT, owned, controlled and consolidated by Vivendi Universal, became the legal owner of the 26% shareholding at an acquisition cost of E 4 billion.

      b. SIT was financed by E 2.7 billion paid in cash by Vivendi Universal and by a non-recourse loan of E 1.3 billion which has a scheduled maturity of June 30, 2004, subject to SIT's right to extend the maturity, at its option, to June 2010. Debt service of this loan, which was drawn on January 23, 2003, will be provided through dividends paid in respect of its 26% shareholding in Cegetel Group.

As a result, Cegetel Group has been consolidated by Vivendi Universal, with a 70% interest since January 23, 2003 (the 26% shareholding acquired from BT Group in addition to our historical 44% interest). The goodwill recognized as a result of this transaction amounts to E 3.2 billion and is amortized on a straight-line basis over 40 years.

                                                               French GAAP basis

2.3 DISPOSAL OF CANAL+ TECHNOLOGIES

The sale of Vivendi Universal's 89% stake in Canal+ Technologies to Thomson was closed on January 31, 2003 for E 191 million in cash, of which E 90 million was collected in 2002 and E 79 million was collected in the first quarter 2003. The remainder was collected in May 2003. This transaction generated a capital loss of E 15 million.

2.4 DISPOSAL OF CONSUMER PRESS DIVISION

The sale of the Consumer Press Division (Groupe Express-Expansion- Groupe l'Etudiant) to the Socpresse Group was finalized on February 4, 2003 following the authorization by The Economy and finance Ministry in January 2003. The amount collected was E 200 million. This transaction generated a capital gain of E 104 million.

2.5 FINAL PURCHASE PRICE ALLOCATION OF THE ENTERTAINMENT ASSETS OF USA
    INTERACTIVE

The following table represents the final purchase price allocation of the entertainment assets of USA Interactive (formerly USA Networks, Inc.), acquired in May 2002.

                                                  ---------------
                                                   Entertainment
                                                     Assets of
                                                  USA Interactive
                                                  ---------------
Film costs                                          E       891
Accounts receivable                                         343
Property, plant and equipment                                39
Identifiable intangible assets                             1200
Accounts payable and accrued expenses                      (287)
Obligations for program rights and film costs              (447)
Other, net                                                  (98)
Goodwill                                                   9494
                                                    -----------
PURCHASE PRICE                                      E     11135
                                                    ===========

The fair value of the consideration exchanged in the acquisition of the entertainment assets of USA Interactive was determined by management with the assistance of an independent appraiser. Vivendi Universal Entertainment (VUE) retained Standard & Poor's Valuation Services to analyze the fair value of USA Interactive's tangible and intangible entertainment assets.

NOTE 3   DEBT

3.1 FINANCIAL DEBT

                                        -------------------------------------------------------------------------------------------
                                                                                MARCH 31, 2003
                                        -------------------------------------------------------------------------------------------
                                                                            Bank overdrafts and other short-term
                                              Long-term Debt                              borrowings                         Debt
                                        ----------------------------       ----------------------------------------        --------
                                                                            Current
                                                    Other                  portion of      Other
                                                  long term                long term    short term
                                        Bonds       debt       Total         debt          debt             Total            Total
                                        -------------------------------------------------------------------------------------------
Syndicated E 3 billion facility             -           -          -             -          2965             2965              2965
VUE bridge facility                         -           -          -             -           864              864               864
VUE securitization                          -         704        704             -             -                -               704
SIT - acquisition facility                  -        1195       1195             -           105              105              1300
Capital leases                              -         248        248             -             -                -               248

Other secured debt                          -         506        506(1)         10          1562(2)          1572              2078
TOTAL SECURED DEBT                          -        2653       2653            10          5496             5506              8159
VUE preferred shares class A&B              -        2400       2400             -             -                -              2400

Other                                     950         295       1245(1)         77           611              688              1933
UNSECURED SUBSIDIARY DEBT                 950        2695       3645            77           611              688              4333
Veolia Environnement exchangeable 2%       28           -         28             -             -                -                28
Vivendi Universal convertible 1.25%         -           -          -          1699             -             1699              1699
Vinci exchangeable 1%                       -           -          -           527             -              527               527
BSkyB exchangeable 1%                       -           -          -          1440             -             1440              1440
Seagram remaining debt                      -          94         94            31             -               31               125
Subordinated securities                     -          22         22             -             -                -                22

Other                                    1037         168       1205(1)        789           422             1211              2416
OTHER UNSECURED DEBT                     1065         284       1349          4486           422             4908              6257
                                        -------------------------------------------------------------------------------------------
FINANCIAL DEBT                           2015        5632       7647          4573          6529            11102(3)          18749
                                        -------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                                                      3443
                                        -------------------------------------------------------------------------------------------
FINANCIAL NET DEBT (4)                                                                                                        15306
                                        -------------------------------------------------------------------------------------------

(1) Comprised of numerous individual items for a total of E 1894 million in fixed interest rate debt with interest rates ranging from 0% to 15%, maturing from 2004 to 2040 and E 2257 million in variable interest rate debt with interest rates ranging from EURIBOR -0.27% to EURIBOR +4%, maturing from 2004 to 2012.

(2) Including E 850 million revolving credit facility, Societe Generale E 215 million, Societe Generale E 275 million revolving credit facilities and, CDC IXIS E 200 million revolving credit facility.

                                                               French GAAP Basis

(3) Bank overdrafts and other short-term borrowings are comprised of numerous individual items for a total of E 4,856 million in fixed interest rate debt with interest rates ranging from 1% to 9% and E 6,246 million in variable interest rate debt with interest rates of EURIBOR +0% and LIBOR $+5%.

(4) Vivendi Universal considers the non-GAAP measure called financial net debt to be an important indicator measuring the Company's indebtedness. Financial net debt is calculated as a simple sum of long term and short term debt less cash and cash equivalents, in each case, as reported on the Company's balance sheet. Financial net debt should be considered in addition to, not as a substitute for, the Company's debt and cash position reported on the balance sheet, as well as other measures of indebtedness reported in accordance with generally accepted accounting principles. The Company's management uses financial net debt for reporting and planning purposes, as well as to comply with certain of the Company's debt covenants.

                                        -------------------------------------------------------------------------------------------
                                                                              DECEMBER 31, 2002
                                        -------------------------------------------------------------------------------------------
                                                                            Bank overdrafts and other short-term
                                              Long-term Debt                              borrowings                         Debt
                                        ----------------------------       ----------------------------------------        --------
                                                                            Current
                                                    Other                  portion of      Other
                                                  long term                long term    short term
                                        Bonds       debt       Total         debt          debt             Total            Total
                                        -------------------------------------------------------------------------------------------
Syndicated E 3 billion facility             -        -             -             -         3000              3000             3000
VUE bridge facility                         -        -             -             -         1573              1573             1573
Capital leases                              -      274           274             -            -                 -              274

Other secured debt                          -      507           507(1)         20         1645(2)           1665             2172
TOTAL SECURED DEBT                          -      781           781            20         6218              6238             7019
VUE preferred shares class A&B              -     2507          2507             -            -                 -             2507

Other                                     950      405          1355(1)        120          651               771             2126
UNSECURED SUBSIDIARY DEBT                 950     2912          3862           120          651               771             4633
Veolia Environnement                     1809        -          1809             -            -                 -             1809
exchangeable 2%
Vivendi Universal convertible            1699        -          1699             -            -                 -             1699
1.25%
Vinci exchangeable 1%                     527        -           527             -            -                 -              527
BSkyB exchangeable 1%                       -        -             -          1440            -              1440             1440
Seagram remaining debt                      -       98            98             -            -                 -               98
Subordinated securities                     -       25            25             -            -                 -               25

Other                                    1484      170          1654(1)        416          312               728             2382
OTHER UNSECURED DEBT                     5519      293          5812          1856          312              2168             7980
                                        -------------------------------------------------------------------------------------------
FINANCIAL DEBT                           6469     3986         10455          1996         7181              9177(3)         19632
                                        -------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                                                     7295
                                        -------------------------------------------------------------------------------------------
FINANCIAL NET DEBT (4)                                                                                                       12337
                                        -------------------------------------------------------------------------------------------

(1) Comprised of numerous individual items for a total of E 2,309 million in fixed interest rate debt with interest rates ranging from 0% to 15%, maturing from 2004 to 2040 and E 1,207 million in variable interest rate debt with interest rates ranging from LIBOR L-.58% to EURIBOR +3%, maturing from 2004 to 2012.

(2) Including E 850 million revolving credit facility, Societe Generale E 215 million and E 275 million revolving credit facilities and CDC IXIS E 300 million revolving credit facility.

(3) Bank overdrafts and other short-term borrowings are comprised of numerous individual items for a total of E 1,501 million in fixed interest rate debt with interest rates ranging from 1% to 6.5% and E 7,676 million in variable interest rate debt with interest rates of EURIBOR +0% and LIBOR $+5%.

(4) Vivendi Universal considers the non-GAAP measure called financial net debt to be an important indicator measuring the Company's indebtedness. Financial net debt is calculated as a simple sum of long term and short term debt less cash and cash equivalents, in each case, as reported on the Company's balance sheet. Financial net debt should be considered in addition to, not as a substitute for, the Company's debt and cash position reported on the balance sheet, as well as other measures of indebtedness reported in accordance with generally accepted accounting principles. The Company's management uses financial net debt for reporting and planning purposes, as well as to comply with certain of the Company's debt covenants.



                                       21                      French GAAP basis

3.2 CHANGE IN FINANCIAL NET DEBT DURING FIRST QUARTER 2003

                                                                           Cash          Debt            Net impact
                                                                         ---------     ---------         ---------
                                                                                 (In millions of euros)

FINANCIAL NET DEBT AT DECEMBER 31, 2002                                                                  E   12337
  Net cash provided by operating activities                                   (765)            -              (765)
  Acquisitions of tangible assets, net of disposals                            227             -               227
  Cash dividends paid to minority interest                                     (16)            -               (16)
  Cash settlement of Veolia Environnement exchangeable notes     (1)            63             -                63
  Closing of contractual guarantees to former Rondor             (2)           210             -               210
    shareholders
  Sale (purchase) of treasury shares                                            (1)            -                (1)
  Sale of put options on treasury shares                                       104             -               104
  Capital increase                                                             (83)            -               (83)
ACQUISITIONS
  26% interest in Cegetel Group                                               4012             -              4012
  Put UGC / BNP                                                                  8                               8
  Other acquisitions                                                           109            23               132
DIVESTITURES                                                     (3)
  Canal+ Technologies                                            (4)          (170)            -              (170)
  Consumer Press division                                                     (200)            -              (200)
  Partial disposal of USA Interactive warrants                   (5)          (256)            -              (256)
  Other disposals                                                              (79)            -               (79)
OTHER (of which change in scope consolidation)                                   -          (217)             (217)
                                                                         ---------     ---------         ---------
CHANGE IN FINANCIAL NET DEBT DURING FIRST QUARTER 2003                        3163          (194)             2969
                                                                         ---------     ---------         ---------
FINANCIAL NET DEBT AT MARCH 31, 2003                                                                     E   15306
                                                                                                         =========

(1)   Cash settlement of Veolia Environnement exchangeable notes

      Pursuant to the put by investors in March 2003, Vivendi Universal reimbursed Veolia Environnement exchangeable notes issued in February 2001 for a total consideration of E 1.8 billion.

(2)   Closing of contractual guarantees to former Rondor shareholders

      In connection with the purchase of Rondor Music International in 2000, there existed a contingent purchase price adjustment based on the market value of Vivendi Universal shares. The contingent price adjustment was triggered in April 2002 when the market value of Vivendi Universal's shares fell below $ 37.50 for 10 consecutive days and the former shareholders of Rondor requested early settlement. A liability for this adjustment was recorded in the consolidated balance sheet at December 31, 2002 for its estimated amount of E 223 million (approximately $ 230 million). On March 3, 2003, settlement of this liability was made and the former shareholders of Rondor received 8.8 million shares of Vivendi Universal, representing 0.8% of capital stock and cash of US$ 100.3 million (E 92.6 million).

(3) These disposals include current accounts redemption and fees related to operations.

(4)   The remaining cash consideration, E21 million, was received in May 2003.

(5)   Partial disposal of USA Interactive warrants

      In February 2003, Vivendi Universal sold 32.19 million warrants of USA Interactive to a financial institution. These warrants were initially acquired in connection with the acquisition of the entertainment assets of USA Networks. Pursuant to this transaction, Vivendi Universal received $ 276 million, net of fees. This transaction generated a loss of E 253 million offset by the reversal of the related provision registered as at December 31, 2002.

                                       22                      French GAAP basis

NOTE 4   ADDITIONAL FINANCIAL STATEMENT INFORMATION

4.1 INCOME STATEMENT DATA

                                                              ----------------------------
                                                              Three months ended March 31,
OTHER EXPENSE
                                                                    2003      2002
                                                                    ----      ----
                                                                 (In millions of euros)
Capital gains (losses) on sale of portfolio investments             (227)       25
Foreign exchange losses                                              (80)      (19)
Other                                                               (217)      (63)
                                                                  ------     -----
                                                                  E (524)    E (57)
                                                                  ======     =====


The following schedule shows details of financing, net and other expense, excluding financing expenses and foreign exchange losses as of March 31, 2003:


                                                               -----------   ----------------        -------      ----------
                                                                Financial      Capital gain           Other       Net impact
                                                               provisions,   (losses) on sale
                                                               (accrual) /     of portfolio
                                                                reversal       investments
                                                               -----------   ----------------        -------      ----------
                                                                           (In millions of euros)
Partial sale of USA Interactive warrants                          253              (253)                 --             --
Sale of put options on treasury shares                            104                --                (104)            --
Premium paid on Veolia Environnement ORA redemption                63                --                 (63)            --
Other, net                                                        (42)                26                (50)           (66)
                                                                -----             ------             ------          -----
                                                                E 378             E (227)            E (217)         E (66)
                                                                =====             ======             ======          =====


                                                                      ----------------------------
                                                                      Three months ended March 31,
DEPRECIATION AND AMORTIZATION
                                                                        2003             2002
                                                                        ----             ----
                                                                         (In millions of euros)
Depreciation of property, plant and equipment                            356                767
Goodwill amortization                                                    283                317
Amortization of other intangible assets                                  171                281
                                                                       -----            -------
                                                                       E 810            E  1365
                                                                       =====            =======


4.2 BALANCE SHEET DATA


                                                                                  --------------------------
CHANGES IN MINORITY INTERESTS                                                     March 31,     December 31,
                                                                                    2003             2002
                                                                                    ----             ----
                                                                                    (In millions of euros)
Opening balance                                                                   E   5497        E  10208
Changes in consolidation scope                                             (1)        (819)          (4229)
Minority interest in income of consolidated subsidiaries                               256             844
Dividends paid by consolidated subsidiaries                                             --            (200)
Impact of foreign currency fluctuations on minority interest                           (98)           (798)
Other changes                                                                          193            (328)
                                                                                  --------        --------
Closing balance                                                                   E   5029        E   5497
                                                                                  ========        ========


(1) As at December 31, 2002, include the 5.44 % and 1.50% of common interests in VUE and the related put options issued respectively to USA Interactive and Barry Diller in connection with Vivendi Universal's acquisition of the entertainment assets of USA Interactive. The values of the put options granted to USA Interactive and Bary Diller were determined by an independent third party valuation firm and amount to 0 and $ 75 million respectively.


                                       23                      French GAAP basis

NOTE 5   COMMITMENTS,  CONTINGENCIES AND LITIGATION

5.1 COMMITMENTS AND CONTINGENCIES

Vivendi Universal and its subsidiaries have various contractual obligations, commercial commitments and contingent liabilities assumed in the normal course of business, including sports rights, broadcasting rights, creative talent and employment agreements, lease obligations, and performance guarantees, among others. Commitments and contingencies are detailed in Note 11 Commitments and Contingencies of the audited consolidated financial statements of Vivendi Universal, included in the "Document de Reference" (Annual Report) for the year ended December 31, 2002. Since that date, they should however be updated for the closing of contractual guaranties to former Rondor's shareholders, as discussed in Note 3, and the exercise by AOL Time Warner of its call option on AOL Europe shares in April 2003.

AOL Time Warner (AOL-TW) has exercised its call option on the AOL Europe shares held by LineInvest and has decided to make a cash payment of $ 812.5 million. The AOL Europe shares in question were received by Vivendi Universal in exchange for its 55% interest in AOL France in March 2001. They were sold afterwards to LineInvest. This transaction has no impact on Vivendi Universal's cash position as a result of the terms of the total return swap put in place in August 2001 with LineInvest. The provision of E 97 million ($ 100 million) recorded in Vivendi Universal's 2002 accounts to cover a market risk under the terms of the total return swap if AOL-TW had opted for payment in its own shares is now unnecessary and will be reversed in the second quarter 2003 accounts.

5.2 LITIGATION

Vivendi Universal is subject to various litigation in the normal course of business. Although it is not possible to predict the outcome of such litigation with certainty, as determined by the courts of the applicable jurisdiction, based on the facts known to us and after consultation with counsel, management believes that such litigation will not have a material adverse effect on our financial position or results of operations. They are detailed in the "Document de Reference" (Annual Report) for the year ended December 31, 2002. Since this date, they should however be updated for the following events:

Transfer of Broadcasting Rights for Soccer Premier League Matches to Canal+ and Kiosque On April 29, 2003, the Court of Appeal in Paris approved the agreement between Canal +, Kiosque and the Professionnal Football League, whereby the previous contract's term was extended for an additional year and the parties renounced any further claim with regard to this matter.

Investigation relating to certain financial accounts and information

The appeal of the plaintiffs (a French association of minority shareholders and the president of this association) was heard on May 14, 2003 and a sentence is expected to be rendered by June 25, 2003.

Securities class action litigation

The judge has commenced the hearings on the motions to dismiss filed by Vivendi Universal, Mr. Messier and Mr. Hannezo, with a decision expected no earlier than late June 2003.

Liberty Media claims

On May 13, 2003, the United States District Court for the Southern District of New York found that the questions of fact and law raised in Liberty Media's complaint were similar to those raised in the shareholders' class action, and therefore, issued an order granting Vivendi Universal's request to consolidate Liberty Media's complaint with the class action complaint.

TVT Records and TVT Music

On August 20, 2002, TVT Records and TVT Music (collectively, TVT) filed suit in federal court in New York against The Island Def Jam Music Group (IDJ) and its Chairman, Lyor Cohen (Cohen), for breach of contract, tortious interference with contract, promissory estoppel, and fraud in connection with TVT's claim that IDJ and Cohen blocked the delivery of an album to TVT by the band CMC. TVT also alleged related copyright infringement claims against IDJ. After a liability trial in March 2003, IDJ and Cohen were found liable on all claims, except that the jury did not find liability for fraudulent misrepresentation or fraudulent inducement, but did find liability for fraudulent concealment. Following the damages trial, on May 6, 2003, the jury awarded TVT $ 132 million comprised of approximately $ 24 million in compensatory damages and $ 108,000,000 in punitive damages. IDJ and Cohen on June 16, 2003, filed post-trial motions seeking to set aside the jury's verdict. IDJ and Cohen are likely to file an appeal.

Messier Termination Agreement

In July, 2002, an agreement relating to the termination of Jean-Marie Messier Chief Executive Officer of Vivendi Universal was submitted to the Board of Directors of Vivendi Universal for approval. Following the Board's refusal to approve that agreement, the management of Vivendi Universal, upon the advice of Vivendi Universal's lawyers, decided to refuse to pay a severance package to Mr. Messier, to put an end to the fringe benefits he was enjoying and to ask for the repayment by Mr. Messier of his salary for July and August 2002, which was paid to him by a U.S. subsidiary of Vivendi Universal. On September 25, 2002, the Vivendi Universal Board of Directors ratified the decision made by Vivendi Universal's management.

Pursuant to an arbitration agreement dated October 31, 2002 the dispute was submitted to an arbitration tribunal constituted on January 17, 2003, under the sponsorship of the American Arbitration Association in New York and composed of three arbitrators. On June 27, 2003, the arbitration tribunal issued its award. It denied Vivendi Universal's claim that Mr. Messier's so-called U.S. Termination Agreement be voided. The arbitration tribunal ordered Vivendi Universal to pay Mr. Messier the aggregate amount of E 20.5 million provided for in this agreement, less the portion of Mr. Messier's compensation that had been paid to him during the third quarter of 2002, which Vivendi Universal asked to be reimbursed. After reviewing the tribunal findings, Vivendi Universal intends to challenge this decision through all available legal means, both in France and in the United States.
                                                               French GAAP basis

NOTE 6   BUSINESS SEGMENT DATA

Each reportable segment is a business unit that offers different products and services that are marketed through different channels. Segments are managed separately because of their unique customers, technology, and marketing and distribution requirements. As at March 31, 2003, main segments are the following: Cegetel Group, Maroc Telecom, Universal Music Group, Vivendi Universal Entertainment, Canal+ Group and Vivendi Universal Games. Management evaluates the performance of its segments and allocates resources to them based on several performance measures. There are no significant inter-segment revenues; however, corporate headquarters allocates a portion of its costs to each of the operating segments.

6.1 INCOME STATEMENT



                                              Vivendi                            Publish-
                                       Uni-  Universal                   Holding    ing     VTI                   Environ-
                                      versal   Enter-             Vivendi    &    exclud- exclud-                 mental     Total
                   Cegetel   Maroc     Music   tain-    Canal+  Universal Corp-     ing     ing   Inter-         Services   Vivendi
                    Group   Telecom    Group    ment     Group     Games   orate   Games   Maroc     net   Other   (1)(2)  Universal
                    ----------------------------------------------------------------------------------------------------------------
MARCH 31, 2003

Revenues            E 1781  E  357    E 1100  E 1446    E 1166  E 106     E  --   E 114   E 114   E  30   E  18             E 6232

Operating expenses
 exc. depreciation   (1126)   (161)    (1047)  (1169)     (893)   (111)     (58)    (95)     (80)   (43)    (32)           E (4815)

Depreciation and
 amortization         (187) E  (58)      (73)    (64)   E  (82) E  (17)     (11)     (5)     (22)    (5)     (3)            E (527)

Other                   (3) E   --        (8)     --    E  (33) E   (2)      (2)      1       --      1      --             E  (46)
                    ---------------------------------------------------------------------------------------------------------------
Operating income
 (loss)             E  465  E  138    E  (28) E  213    E  158  E  (24)   E (71)  E  15   E  12  E  (17) E (17)            E  844
                    ===============================================================================================================

MARCH 31, 2002

Revenue             E 1713  E  355    E 1364  E 1375    E 1199  E  125    E  --  E 813   E  119  E   47   E  39     E 7500  E 14649

Operating expenses
 exc. depreciation   (1164)   (193)    (1227)  (1167)    (1166)   (108)     (63)  (790)     (83)    (86)    (45)

Depreciation and
 amortization         (189) E  (53)     (110)    (60)   E (114) E  (18)     (31)   (46)     (21)     (8)     (7)

Other                   (1) E   --        --      --    E   13  E   --        9     --       --      (3)      1
                    ---------------------------------------------------------------------------------------------------------------
Operating income
 (loss)             E  359  E  109    E   27  E  148    E  (68) E   (1)   E (85) E (23)  E  15  E  (50)  E (12)    E  475   E   894
                    ===============================================================================================================

DECEMBER 31, 2002

Revenues            E 7067  E 1487    E 6276  E 6270    E 4833  E  794    E  --  E 663    E 461  E  174   E  87     E30038  E 58150

Operating expenses
 exc. depreciation   (4738) E (701)    (5315)  (5073)   E(4609) E (623)    (483)  (638)    (331)   (301)   (134)

Depreciation and
 amortization         (865) E (272)     (450)   (258)   E (490) E (109)     (57)   (24)     (83)    (41)    (20)

Other                  (15)    (46)       45    (123)      (59)      1     (125)     1       (3)    (64)   (232)
                    ---------------------------------------------------------------------------------------------------------------
Operating income    E 1449  E  468    E  556  E  816    E (325) E   63    E (665)  E 2   E  44  E (232)  E(299)   E  1911  E  3788
 (loss)
                    ===============================================================================================================

                                                                                                                  French GAAP basis

6.2  BALANCE SHEET AND CONSOLIDATED STATEMENT OF CASH FLOW


                                              Vivendi                            Publish-
                                       Uni-  Universal                   Holding    ing    VTI                    Environ-
                                      versal  Enter-             Vivendi    &    exclud- exclud-                   mental    Total
                    Cegetel  Maroc    Music    tain-    Canal+  Universal Corp-    ing     ing   Inter-          Services   Vivendi
                    Group   Telecom   Group    ment     Group     Games   orate   Games   Maroc    net    Other     (1)    Universal
                    ----------------------------------------------------------------------------------------------------------------
MARCH 31, 2003

Goodwill           E 4084   E 785     E 5603  E 7919    E 3836  E  71     E  48   E 99   E  36   E  5     E 10     E --     E22496

Other intangible
 assets            E 1201   E 329     E 3824  E 5955    E 2654  E 303     E  54   E 13   E  83   E 15     E  3     E --     E14434

Investments
 accounted for
 using the equity
 method            E  315   E  --     E   24  E  789    E  233  E  --     E 391   E(12)  E  --   E --     E --     E --     E 1740
                   ---------------------------------------------------------------------------------------------------------------
Total assets       E10749   E3501     E11601  E20799    E10071  E 928     E4480   E536   E1416   E118     E132     E --     E65331
                   ===============================================================================================================
Capital expend-
 itures            E  129   E  27     E    7  E   18    E   34  E   2     E  --   E  1   E  14   E --     E   4    E  --    E  236

DECEMBER 31, 2002

Goodwill           E 919    E 793     E 5479  E 8637    E 3957  E  74     E  48   E104   E  38   E  8     E   5    E  --    E20062

Other intangible
 assets            E1205    E 333     E 4218  E 5480    E2895   E 303     E  64   E 96   E  91   E 17     E   4    E  --    E14706

Investments
 accounted for
 using the equity
 method            E 316    E  --     E   31  E  859    E 320   E  --     E 382   E (5)  E  --   E --     E  --    E  --    E 1906
                   ---------------------------------------------------------------------------------------------------------------
Total assets       E7190    E3509     E12581  E21302    E11158  E1002     E9081   E710   E1444   E138     E1218    E  --    E69333
                   ===============================================================================================================
Capital expend-
 itures            E 595    E 257     E   92  E  167    E  443  E  15     E  17   E  9   E 115   E 13     E   6    E2405    E 4134

(1) Includes Veolia Environnement accounted for by using the equity method since December 31, 2002.

(2) The results published by Veolia Environnement may differ from those presented by Vivendi Universal where non-material, inter-segment transactions impact the financial contribution brought by Veolia Environnement to the accounts of Vivendi Universal. Furthermore, the definition of operating profit used by Vivendi Universal differs from the EBIT figure published by Veolia Environnement, as the latter does not include restructuring charges.
                                                    French GAAP basis

NOTE 7   SUBSEQUENT EVENTS

7.1 SALE OF TELEPIU TO NEWS CORP AND TELECOM ITALIA


In April 2003, following the approval by the European Commission of the acquisition of Telepiu by News Corporation and Telecom Italia, Vivendi Universal, Canal+ Group, News Corporation and Telecom Italia finalized the sale of Telepiu, the Italian pay-TV platform. The transaction amounted to E
871 million, comprising debt assumption of E 414 million and E 457 million in cash. The cash payment includes a E 13 million adjustment corresponding to the reimbursement of the accounts payable net of debt adjustment.


7.2 PLACEMENT OF VIVENDI UNIVERSAL'S HIGH YIELD NOTES


In April 2003, Vivendi Universal announced the successful pricing of E 1.2 billion of privately placed senior notes due in 2010, including US$ 935 million denominated in U.S. dollars and E 325 million denominated in euros. The U.S. dollar tranche bears interest at the rate of 9.25% per annum and the euro tranche, which was sold at a discount resulting in a yield to investors of 9.75%, bears interest at the rate of 9.5% per annum.


After the successful film securitization transaction by Vivendi Universal Entertainment (VUE) for $ 750 million, this transaction enabled Vivendi Universal to satisfy one of the most important conditions for implementing a three-year E 2.5 billion credit facility.


7.3 SALE OF FIXED-LINE TELECOMMUNICATIONS IN HUNGARY


In May 2003, Vivendi Universal concluded an agreement on the disposal of its fixed-line telephony activities in Hungary (Vivendi Telecom Hungary) to a consortium led by AIG Emerging Europe Infrastructure Fund and GMT Communications Partners Ltd. The amount of the transaction is E 325 million in enterprise value. It will immediately lower Vivendi Universal's debt by E 315 million.


7.4 EXTENSION OF DEBT MATURITY AND INCREASE OF FUNDS AVAILABLE BY E 1.0 BILLION


In May 2003, Vivendi Universal signed with nine lead banks a three-year E 2.5 billion bank facility.


The facility comprises two tranches including the following characteristics:
- Tranche A: Three-year E 1.5 billion revolving credit facility at LIBOR or EURIBOR plus an annual margin based on Vivendi Universal's credit ratings that will range from 2.75% (B+/B1 or current rating) to 1.00% (BBB/Baa2 or higher).
- Tranche B: Three-year E 1.0 billion term loan with a 2.75% margin over LIBOR or EURIBOR.


The establishment of this facility allowed Vivendi Universal to make full use of the E 1.2 billion raised by the private placement of its seven-year high-yield notes, which had been put into escrow upon the closing of the private placement on April 8, 2003, pending execution of the new facility and, among other conditions precedent, the delivery of a drawdown notice under the E 2.5 billion bank facility.


Proceeds from the offering of the senior notes, which are due in 2010, and the initial E 1 billion drawdown from the new E 2.5 billion bank facility, with a maturity of three years, were used to reimburse or cancel E 2.5 billion of facilities with maturity dates extending to the end of 2004 at the latest: E 1.5 billion of bank debt with a remaining maturity of less than one year and an unused E 1 billion credit facility. The repayment schedule for the cancelled facility was E 500 million at the end of 2003 and E 500 million at the end of 2004.


The refinancing transactions undertaken in April and May 2003 increased the funds available to Vivendi Universal by approximately E 1.0 billion and extended the scheduled maturity of E 2.5 billion of indebtedness beyond December 31, 2004. Funds available to Vivendi Universal means cash in the Vivendi Universal cash pooling system that is immediately available to meet Vivendi Universal's obligations and undrawn credit facilities but does not include any funds at Maroc Telecom, Cegetel Group or (in excess of the limitation on the net balance of loans with Vivendi Universal) VUE.


7.5 SUSPENSION OF EDGAR M. BRONFMAN AND EDGAR BRONFMAN, JR.'S PARTICIPATION IN VIVENDI UNIVERSAL'S BOARD AND COMMITTEES


Pursuant to the announcement made by Jean-Rene Fourtou during the Annual Shareholders' meeting in April 2003, Vivendi Universal is in open discussions for the disposal of parts of its American assets.


In May 2003, Mr. Edgar Bronfman, Junior, Vice Chairman of the Board of Vivendi Universal has informed Jean-Rene Fourtou of his intention to lead a consortium of potential purchasers. After consultations with the Company's counsel, it was mutually agreed to suspend the participation of both Messrs. Edgar M. Bronfman and Edgar Bronfman, Junior in any Vivendi Universal


                                                               French GAAP basis
                                       27

Committees and Board meeting and all information exchange within this framework and to suspend certain provisions of the agreements between the Bronfman family and the company as well as the employment agreement between Edgar Bronfman, Junior and a subsidiary of the company in the United States.


7.6 SALE OF COMAREG

In May 2003, Vivendi Universal closed the sale of Comareg to the France Antilles group. The consideration received from this transaction, which was approved by the French competition authority, was E 135 million.

7.7 SALE OF 28.28 MILLION WARRANTS USA INTERACTIVE

In June 2003, Barry Diller gave Vivendi Universal notice that his designee, USA Interactive, has exercised his right of first refusal and will purchase all of the remaining 28.28 million warrants to acquire shares of USA Interactive that Vivendi owns.

USA Interactive will purchase 16,187,094 equity warrants at a $ 32.50 exercise price for a sale price of $ 14.97 per warrant. USA Interactive will also purchase 12,093,547 equity warrants at a $ 37.50 exercise price for a sale price of $ 13.65 per warrant. The total purchase price will be approximately $ 407.4 million. The closing of this transaction is expected to occur on June 30, 2003. Upon the completion of the transaction, Vivendi Universal will continue to hold, directly or indirectly approximately 56.6 million shares (i.e. approximately 12 % of USA Interactive's share capital). As a result of its reduced interests in USA Interactive, Vivendi Universal and its affiliates will no longer be subject to the transfer restriction resulting from the right of first refusal granted to Liberty Media Corporation and Mr. Diller pursuant to a Stockholders Agreement.
(5) Under agreements with USA Interactive in connection with Vivendi Universal's acquisition of the entertainment assets of USA Interactive (formerly USA Networks, Inc), Universal Studios Inc. and its affiliates must, however, continue to hold the 56.6 million USA Interactive shares generally free of liens and in a special purpose entity until satisfaction of the put or call on the Class B preferred interests in VUE issued to USA Interactive with an initial face value of $ 1.75 billion. In connection with this acquisition, the Class B preferred interests are actually subject to put/call provisions at any time following the 20-year anniversary of issuance (i.e. May 2022). USA may require Vivendi Universal to purchase the Class B preferred interests, and Vivendi Universal may require USA to sell to it the Class B preferred interests, for a number of USA Interactive shares having a market value equal to the accreted face value of the Class B preferred interests at such time, subject to a maximum of 56.6 million. Mr. Diller will continue to hold a proxy on all such USA Interactive shares. In addition, Mr. Diller's broad standstill obligations under the Stockholders Agreement, including his obligation not to acquire Vivendi Universal or any of its subsidiaries, will continue to apply in accordance with the Stockholders Agreement.

7.8 SALE OF SITHE INTERNATIONAL

In June 2003, Vivendi Universal sold its interests in Sithe International (operations in Asia Pacific) to the Japanese group Marubeni for $ 47 million. This amount has already been received.

The transaction follows on from the sale to Apollo Energy Inc. in December 2002 of its 34% stake in Sithe Energies Inc. for $323 million. Vivendi Universal now has no assets in independent electricity production.

7.9 VIVENTURE PARTNERS

Vivendi Universal signed a transfer contract with Global Asset Capital and Hamilton Lane on March 27, 2003, for all shares in Vivendi Partners SA, the management entity for the Viventures and Viventures 2 venture capital investment mutual funds. At its meeting of June 2, 2003, the COB (French Securities and Exchange Commission) Board confirmed renewal of Vivendi Partners' accreditation, thus opening the way for conclusion of the sale in June 2003.

7.10 SALE OF "10 UNIVERSAL CITY PLAZA"

In June 2003, Vivendi Universal closed the sale of 10 Universal City Plaza to a group of U.S. investors. The asset is a 35-story Los Angeles tower block and Universal Studios will continue to rent the building. The consideration from this transaction is $ 190 million and has already been received.


7.11 MANAGEMENT'S POSITION ON US ASSETS DIVESTITURES


--------
5 Please refer to the Document de Reference (mainly pages 261 and 299). This Stockholders Agreement is disclosed on Vivendi Universal's website (http://www.vivendiuniversal.com)


                                                               French GAAP basis
                                       28

Vivendi Universal has started exploring strategic options which could lead to the partial or total divestiture of Vivendi Universal Entertainment and Vivendi Universal Games.

Vivendi Universal has received multiple, preliminary bids relating to one more of these businesses and is currently evaluating them. As of yet there is no pre-established structure or calendar for any particular divestiture. In parallel, Vivendi Universal is also exploring the option of offering up to 25 to 30% of the share capital of Vivendi Universal Entertainment in an initial public offering.

7.12 XFERA

On June 23, 2003, an agreement was signed by Venditelecom and VTI for the sale of their entire stake in Xfera for E1 to FCC, ACS, Inversiones Aramayona, Acesa Telecom and Telvent. Under the terms of the transaction, the purchasers will put in place new license guarantees within 30 days, at which time the existing guarantees provided by Vivendi Universal in favour of the Spanish government will be released except for those deriving from the spectrum fee tax claims for the years 2001, 2002 and 2003. The purchasers have also indemnified Vivendi Universal for damages arising out of certain disputes. Upon consummation of the transaction and release of the guarantees, Vivendi Universal will have no further interest in Xfera.

NOTE 8   SELECTED US GAAP FINANCIAL DATA

8.1 RECONCILIATION OF NET INCOME



                                                                                       Three Months ended March 31,    December 31,
                                                                                           2003         2002               2002
                                                                                           ----         ----               ----
                                                                                                    (In millions of euros)
French GAAP net loss as reported in the Consolidated Statement
   of Income                                                                              E (319)     E    (815)        E  (23301)
     Adjustments to conform to US GAAP
         Business combination and goodwill                                       (1)         155            194                32
         Goodwill impairment charge                                                           --             --             (4425)
         Impairment of long-lived assets                                                     (6)             (6)              113
         Intangible assets                                                       (2)           3             (4)              (23)
         Financial instruments                                                   (3)         296            334               869
         Disposal of investment in BSkyB                                                      --            309             (2025)
         Employee benefit plans                                                               (1)            (1)              (72)
         Other                                                                   (4)          10            150               (83)
     Tax effect on adjustments                                                              (132)          (110)             1530
US GAAP net income (loss) before cumulative effect of change
   in accounting principle                                                                E    6     E       51         E  (27385)
                                                                                          ------     ----------         ---------
     Cumulative effect of change in accounting principle, after tax              (5)          --         (17062)           (17062)
                                                                                          ------     ----------         ---------
US GAAP net income (loss)                                                                 E    6     E   (17011)        E  (44447)
                                                                                          ======     =========          =========


(1) Amortization of goodwill in French GAAP is required, since goodwill is no longer amortized under US GAAP.

(2)  Different basis of trademark amortization recognized in US GAAP.

(3) In 2003, mark-to-market of put & call VUE preferred shares $ 384 million; other FAS 133 reconciliation items E (63) million; mark-to-market of VU treasury shares held as marketable securities under French GAAP E 18 million. In 2002, reversal of mark-to-market accounting for the BSkyB total return swap of E 523 million; reversal of accruals for and recognition of losses under French GAAP related to VU's stock put & call contracts of E
     (919) million; reversal of reserves related to available for sale assets recognise in P/L under French GAAP (Dupont & Softbank) of E (294) million; mark-to-market of VU treasury shares held as marketable securities under French GAAP E 28 million.

(4) For 2002, includes contingent purchase price adjustment related to the purchase of Rondor Music International in 2000 E 128 million.

(5) In 2002, reversal of FAS 142 impairment, which was effectively recorded under French GAAP in 2001.

                                                               French GAAP basis

8.2 RECONCILIATION OF OTHER SELECTED FINANCIAL DATA TO US GAAP

      -     OPERATING INCOME

                                                                 ---------------------
                                                                 March 31,    March 31,
                                                                   2003         2002
                                                                   ----         ----
                                                                (In millions of euros)
Operating income - French GAAP                                    E 844        E  894
     Adjustments to conform to US GAAP
         Elimination of proportionate companies                      --          (132)
         Real estate defeased properties                             11            10
         Other                                                        6             9
                                                                  -----        ------
Operating income - US GAAP                                        E 861        E  781
                                                                  =====        ======


      -     FINANCING EXPENSES

                                                                 ---------------------
                                                                  March 31,   March 31,
                                                                   2003         2002
                                                                   ----         ----
                                                                (In millions of euros)
Financing expenses - French GAAP                                 E (180)      E (355)
     Adjustments to conform to US GAAP
         Elimination of proportionate companies                      --           33
         Real estate defeased properties                            (18)         (17)
         Other                                                       42          (10)
                                                                  -----       ------
Financing expenses - US GAAP                                     E (156)      E (349)
                                                                  =====       ======


      -     FINANCIAL NET DEBT


                                                   ---------------------------------------------------------------
                                                                  Bank overdrafts
                                                     Long-term    and other short                       Total
As at March 31, 2003                                    debt      term borrowings      Cash       financial net debt
                                                     ---------    ---------------      ----       ------------------
                                                                      (In millions of euros)
Total financial net debt - French GAAP             E    7647          E  11102        E   3443         E    15306
     Adjustments to conform to US GAAP                                                                         --
         VUE Preferred shares class A&B               (2400)                --              --             (2400)
         AOL Europe LineInvest                            --               745              --                745
         Real estate defeased properties                 847                --              --                847
         Other                                          (20)               488              (2)               468
                                                   --------           --------        --------         ----------
Total financial net debt - US GAAP                 E    6074          E  12335        E   3441         E    14968
                                                   =========          ========        ========         ==========


                                                   ---------------------------------------------------------------
                                                                  Bank overdrafts
                                                     Long-term    and other short                       Total
As at December 31, 2002                                 debt      term borrowings      Cash       financial net debt
                                                     ---------    ---------------      ----       ------------------
                                                                      (In millions of euros)
Total financial net debt - French GAAP             E  10455           E   9177        E  7295          E    12337
     Adjustments to conform to US GAAP
         VUE Preferred shares class A&B               (2506)                --             --               (2506)
         AOL Europe LineInvest                           --                774             --                 774
         Real estate defeased properties                846                 --             --                 846
         Other                                          (12)               422             (3)                413
                                                   --------           --------        --------         ----------
Total financial net debt - US GAAP                 E   8783           E  10373        E  7292          E    11864
                                                   =========          ========        ========         ==========

                                                               French GAAP basis

                                       30